Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of March 27, 2013

among

CONTINENTAL AIRLINES, INC.,

and

UNITED AIR LINES, INC.,

as Co-Borrowers,

UNITED CONTINENTAL HOLDINGS, INC.,

as Parent and a Guarantor,

THE SUBSIDIARIES OF THE PARENT PARTY HERETO
OTHER THAN THE CO-BORROWERS,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agents,

CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agents,

J.P. MORGAN SECURITIES LLC,
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

Table of Contents

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CREDIT AND GUARANTY AGREEMENT, dated as of March 27, 2013, among CONTINENTAL AIRLINES, INC., a Delaware corporation (“Continental”), UNITED AIR LINES, INC., a Delaware corporation (“United” and collectively with Continental, the “Co-Borrowers”, and each a “Co-Borrower”), United Continental Holdings, Inc., a Delaware corporation (“Parent”), the direct and indirect Domestic Subsidiaries of the Parent from time to time party hereto other than the Co-Borrowers, each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), and J.P. Morgan Securities LLC, Barclays Bank PLC, Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”).

INTRODUCTORY STATEMENT

The Co-Borrowers have applied to the Lenders for a loan facility of up to $1,900,000,000 comprised of (a) a revolving credit and revolving letter of credit facility in an aggregate principal amount not to exceed $1,000,000,000 as set forth herein and (b) a term loan facility in an aggregate principal amount of $900,000,000 as set forth herein.

The proceeds of the Loans will be used to repay amounts outstanding under the UAL Amended Credit Facility, to pay related transaction costs, fees and expenses, and for working capital and other general corporate purposes of the Co-Borrowers and their Subsidiaries.

To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Co-Borrowers and the Guarantors hereunder and under the other Loan Documents, the Co-Borrowers and the Guarantors will, among other things, provide to the Administrative Agent and the Lenders the following (each as more fully described herein):

(a)           a guaranty from each Guarantor of the due and punctual payment and performance of the Obligations of the Co-Borrowers pursuant to Section 9 hereof; and

(b)           a security interest in or mortgages (or comparable Liens) with respect to the Collateral from the Co-Borrowers and each other Grantor (if any) pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

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SECTION 1.

DEFINITIONS

Section 1.01. Defined Terms.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).

“Account Control Agreements” shall mean each three-party security and control agreement entered into by any Grantor, the Administrative Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Administrative Agent as Collateral hereunder or under any other Loan Document, in each case giving the Administrative Agent exclusive control over the applicable account and in form and substance reasonably satisfactory to the Administrative Agent and as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Account Debtor” shall mean the Person obligated on an Account.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Collateral” shall mean (a) cash and Cash Equivalents pledged to the Administrative Agent (and subject to an Account Control Agreement), (b) any airframes, aircraft, engines and spare parts of either Co-Borrower or any Grantor that are eligible for the benefits of Section 1110, (c) Eligible Accounts of either Co-Borrower or any Grantor, (d) Slots of either or both Co-Borrowers at any Eligible Airport (which shall include any Gate Leaseholds necessary for servicing the scheduled air carrier service utilizing such Slots) or Routes of either or both Co-Borrowers (which shall include any Slots and Gate Leaseholds necessary for servicing the scheduled air carrier service authorized by such Routes), (e) Ground Support Equipment, Real Property Assets, QEC Kits, Tooling and Flight Simulators which shall be reasonably acceptable to the Administrative Agent and (f) any other assets acceptable to the Required Lenders, and all of which assets shall (i) (other than Additional Collateral of the type described in clause (a) above) be valued by a new Appraisal at the time the Parent designates such assets as Additional

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Collateral and (ii) as of any date of addition of such assets as Collateral, be subject, to the extent purported to be created by the applicable Collateral Document, to a perfected first priority Lien and/or mortgage (or comparable Lien), in favor of the Administrative Agent and otherwise subject only to Permitted Liens (excluding those referred to in clauses (5), (11) and (13) of the definition of “Permitted Lien” and, until the time such assets actually become subject to such Lien on such date, clause (2) of the definition of “Permitted Liens”).

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” shall have the meaning given to such term in Section 2.19.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of either Co-Borrower or any Guarantor.

“Affiliate Transaction” shall have the meaning given such term in Section 6.05(a).

“Agreement” shall mean this Credit and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then outstanding principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aircraft Appraiser” shall mean (i) AVITAS, (ii) any appraisal firm listed on Annex B hereof or (iii) any other independent appraisal firm appointed by the Co-Borrowers and satisfactory to the Administrative Agent.

“Airline/Parent Merger” means the merger or consolidation, if any, of one or both of the Co-Borrowers and Parent.

“Airlines Merger” means the merger or consolidation of Continental and United.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering,

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operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of the One-Month LIBOR in effect on such day plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the One-Month LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the One-Month LIBOR, respectively.

“Applicable Margin” shall mean the rate per annum determined pursuant to the following:

Class of Loans	Applicable Margin Eurodollar Loans	Applicable Margin ABR Loans
Class B Term Loans	3.00%	2.00%
Revolving Loans	3.00%	2.00%

“Appraisal” means (i) the Initial Appraisals and (ii) any other appraisal, dated the date of delivery thereof, prepared by, in the case of aircraft, airframes, or engines, an Aircraft Appraiser or, in the case of other assets MBA, SH&E or another independent appraisal firm appointed by the Co-Borrowers and reasonably satisfactory to the Administrative Agent, which certifies, at the time of determination, in reasonable detail the Appraised Value of Collateral and, (x) in the case of aircraft, airframes or engines, is a “desk-top” appraisal assuming half-life condition, except that any such equipment that is Stored shall have an assumed value of zero, (y) in the case of Routes or FAA Slots, whose methodology and form of presentation are consistent in all material respects with the methodology and form of presentation of the Initial Appraisal applicable to such type of Collateral and (z) in the case of assets other than aircraft, airframes, engines, Routes and FAA Slots, which is in form and substance reasonably satisfactory to the Administrative Agent.

“Appraised Value” shall mean, as of any date of determination, the sum of (a) the aggregate fair market value of all Collateral (other than cash and Cash Equivalents pledged as Collateral) of the Co-Borrowers or any of the Grantors as of such date, as reflected in the most recent Appraisal delivered to the Administrative Agent in respect of such Collateral in accordance with this Agreement as of that date (for the avoidance of doubt, calculated after giving effect to any additions to or eliminations from the Collateral since the date of delivery of such Appraisal), (b) 167% of the amount of cash and Cash Equivalents of the type described in clause (1) of the definition thereof pledged at such time as Collateral and (c) 100% of the amount of Cash Equivalents of the type described in clauses (2) through (11) of the definition thereof pledged at such time as Collateral; provided that (i) in the case of any Appraisal of aircraft, airframes and engines delivered after the Closing Date, (x) such Appraisal shall, at the Co-Borrowers’ expense, be prepared by the Aircraft Appraiser listed in clause (i) of the definition of “Aircraft Appraiser” (or, if such Aircraft Appraiser is not willing or able to provide such Appraisal on a timely basis, such other Aircraft Appraiser approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed) and (y) the Co-Borrowers shall have the right to obtain a second Appraisal from an Aircraft Appraiser referred to in either

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clause (ii) or (iii) of the definition of “Aircraft Appraiser” no later than 30 days after the Appraisal referred to in the preceding clause (x) shall have been delivered to the Administrative Agent, in which case the Appraised Value of the applicable aircraft, airframes or engines shall be the average of the Appraisals provided by such two Aircraft Appraisers and (ii) if any Pledged Slots at an airport have been added to or eliminated from the Collateral since the most recent Appraisal of the Pledged Slots at such airport and such Appraisal assigned differing Appraised Values to Pledged Slots at such airport based on criteria set forth therein, such added or eliminated Pledged Slots at such airport shall be assigned an Appraised Value in accordance with such criteria set forth in such Appraisal for purposes of determining the Appraised Value of all remaining Pledged Slots; provided, further, that when used in reference to any particular item of Collateral, “Appraised Value” shall mean the fair market value of such item of Collateral as reflected in such most recent Appraisal of such Collateral.

“Approved Fund” shall have the meaning given such term in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Arranger Fee Letter” shall have the meaning given to such term in Section 2.19.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“AVITAS” means AVITAS, Inc.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with

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immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)           with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)           with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Revolving Lenders or the Term Lenders, as the case may be, on a single date and having, in the case of Eurodollar Loans, a single Interest Period.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with the borrowing or repayment of a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be

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capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” means any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralization” or “Cash Collateralized” shall have the meaning given such term in Section 2.02(j).

“Cash Equivalents” means:

(1)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)           direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3)           obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities

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chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4)           Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5)           Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

(6)           fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;

(7)           Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above.  This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8)           money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (C) have portfolio assets of at least $5.0 billion;

(9)           deposits available for withdrawal on demand with commercial banks organized in the United States (or any foreign jurisdiction in which Parent or any Restricted Subsidiary operates) having capital and surplus in excess of $100.0 million;

(10)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or

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foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11)           any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Lender  through which Loans and/or Letters of Credit are issued or maintained or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following:

(1)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)           the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares); or

(3)           during any period of up to 24 consecutive months, a majority of the Board of Directors (excluding vacant seats) of Parent shall cease to consist of Continuing Directors.

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“Chase Intercreditor Agreement” shall have the meaning given such term in Section 4.01(d).

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Class B Term Loans or Incremental Term Loans that are not Class B Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“Class B Term Loans” has the meaning set forth in Section 2.01.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Transactions” shall mean the Transactions other than (x) the borrowing of Loans after the Closing Date and the use of the proceeds thereof, and (y) the request for and issuance of Letters of Credit hereunder after the Closing Date.

“Co-Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Co-Branded Agreement” means that certain Consolidated Amended and Restated Co-Branded Card Marketing Services Agreement, dated as of June 9, 2011 among Parent, United, Mileage Plus Holdings, LLC, Continental and Chase Bank USA, N.A., as may be further amended, amended and restated, modified, supplemented, replaced or extended from time to time.

“Co-Branded Secured Obligations” means, as at any date of determination, the “Program Agreement Obligations” (as defined in the Co-Branded Agreement), in an aggregate amount not greater than $850,000,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the assets and properties of the Grantors upon which Liens have been granted to the Administrative Agent to secure the Obligations, including without limitation any Additional Collateral and all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document, and (ii) each of the Letter of Credit Account and the Collateral Proceeds Account, together with all amounts on deposit therein and all proceeds thereof.

“Collateral Coverage Ratio” shall mean, as of any date, the ratio of (i) the Appraised Value of the Eligible Collateral as of such date to (ii) the sum, without duplication, of (x) the Total Revolving Extensions of Credit then outstanding (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), plus (y) the aggregate principal amount of all Term Loans then outstanding, plus (z) the aggregate amount of all Designated Hedging Obligations that constitute “Obligations” then outstanding (such sum, the “Total Obligations”).

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“Collateral Documents” shall mean, collectively, the SRG Security Agreement, the Slot and Gate Security Agreement, the Account Control Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Material Adverse Effect” shall mean a material adverse effect on the value of the Collateral, taken as a whole.

“Collateral Proceeds Account” shall mean a segregated account or accounts held by or under the control of the Administrative Agent into which the Net Proceeds of any Collateral Sale or Recovery Event may be deposited in accordance with the provisions of this Agreement.

“Collateral Sale” shall mean any sale of Collateral or series of related sales of Collateral having a Fair Market Value in excess of $25,000,000.

“Commitment” shall mean, as to any Lender, the sum of the Revolving Commitment, if any, and the Term Loan Commitment, if any, of such Lender, it being understood that the “Term Loan Commitment” of a Lender shall remain in effect until the Term Loans have been funded in full in accordance with this Agreement.

“Commitment Fee” shall have the meaning given to such term in Section 2.20.

“Commitment Fee Rate” shall mean 0.75% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)           any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted

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Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6)           extraordinary, nonrecurring or unusual losses (including charges with respect to the grounding or retirement of aircraft) for such period to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(7)           the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(8)           deductions for grants to any employee of Parent or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(9)           any net loss arising from the sale, exchange or other disposition of capital assets by Parent or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(10)           any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(11)           cash restructuring charges in an aggregate amount not to exceed $15.0 million in any fiscal year to the extent such charges were deducted in computing such Consolidated Net Income; plus

(12)           all cost-savings, integration costs, transactional costs, expenses and charges incurred in connection with the consummation of any transaction related to any permitted acquisition, merger, disposition, issuance of Indebtedness, issuance of Equity Interests, or any Investment (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger), in each case, to the extent (a) permitted under this Agreement and (b) deducted in computing such Consolidated Net Income; plus

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(13)           proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(14)           any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(15)           costs and expenses, including fees, incurred directly in connection with the consummation of the Closing Date Transactions to the extent deducted in computing such Consolidated Net Income; minus

(16)           non-cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus

(17)           the sum of (A) income tax credits, (B) interest income and (C) extraordinary, non-recurring or unusual gains included in computing such Consolidated Net Income,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)           all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any Disposition of assets of such Person or the disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(2)           the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(3)           the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

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(4)           the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)           the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging will be excluded;

(6)           any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7)           the effect on such Person of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 – Presentation of Financial Statements, 350 – Intangibles – Goodwill and Other, 360 – Property, Plant and Equipment and 805 – Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(8)           any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Continental” means Continental Airlines, Inc., a Delaware corporation.

“Continental/UAL Merger” means the merger in which Continental became a Subsidiary of Parent.

“Continuing Directors” shall mean, as of any date or for any period of determination, any member of the Board of Directors of Parent who:

(1)           was a member of such Board of Directors on the first day of such period; or

(2)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

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“Credit Facilities” means, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements (other than the Loan Documents) providing for the extension of credit, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds or insurance products, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender that (a) in the case of a Revolving Lender, has failed, within two (2) Business Day of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Revolving Loans, (y) any portion of the participations in any Letter of Credit required to be funded hereunder or (z) any other amount required to be paid by it hereunder to the Administrative Agent, any Issuing Lender or any other Lender (or its banking Affiliates), unless, in the case of clause (x) above, such Lender notifies the Administrative Agent and the Co-Borrowers in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) in the case of a Revolving Lender, has notified the Co-Borrowers, the Administrative Agent, any Issuing Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) generally under other agreements in which it commits to extend credit, (c) in the case of a Revolving Lender, has failed, within three (3) Business Days after request by the Administrative Agent, any Issuing Lender, any other Lender or either Co-Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Issuing Lender’s, such other Lender’s or such Co-Borrower’s, as applicable, receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent, (d) in the case of any Lender, has become, or has had its Parent Company become, the subject of a Bankruptcy Event.  If the Administrative Agent determines that a Lender is a Defaulting Lender under any of clauses (a) through (d) above, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Co-Borrowers, the Issuing Lender and the Lenders.

“Designated Banking Product Agreement” means any agreement evidencing Designated Banking Product Obligations entered into by the Parent or either Co-Borrower and any Person that, at the time such Person entered into such agreement, was a Revolving Lender or

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a banking Affiliate of a Revolving Lender, in each case designated by the relevant Lender and the Parent or such Co-Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement” provided that, so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Banking Product Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Banking Product Obligations” means any Banking Product Obligations, in each case as designated by any Revolving Lender (or a banking Affiliate thereof) and Parent or either Co-Borrower from time to time and agreed to by the Administrative Agent as constituting “Designated Banking Product Obligations,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate.

“Designated Hedging Agreement” means any Hedging Agreement entered into by the Parent or either Co-Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was a Revolving Lender or an Affiliate of a Revolving Lender, as designated by the relevant Lender (or Affiliate of a Lender) and the Parent or such Co-Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Parent or such Co-Borrower, such Lender or Affiliate of a Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations, and (iii) the acknowledgment of such Lender or Affiliate of a Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate; provided, further, that so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Hedging Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Hedging Obligations” means, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in

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accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedging Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.  For the avoidance of doubt, a reduction in frequency of flight operations over a Route shall not be a “Disposition” with respect to such Route.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Term Loan Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees, or pledges any property or assets to secure, any Obligations or Junior Secured Debt.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 10.02(g) to allow either Co-Borrower to purchase Term Loans at a discount to par value and on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by either Co-Borrower pursuant to Section 10.02(g), Dutch auction procedures to be reasonably agreed upon by such Co-Borrower and the Administrative Agent in connection with any such purchase.

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“Eligible Account” shall mean any Account owned by a Co-Borrower or another Grantor meeting the criteria and eligibility standards which are agreed upon by the Co-Borrowers and the Administrative Agent at the time of the initial pledge of Accounts to the Administrative Agent pursuant to the applicable Collateral Document.

“Eligible Airport” means Newark Liberty International Airport, LaGuardia Airport, Ronald Reagan Washington National Airport or any other airport acceptable to the Administrative Agent.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender, provided that, in the case of any assignment of Revolving Commitments, such Affiliate has total assets in excess of $200,000,000, (d) an Approved Fund of any Lender, provided that, in the case of any assignment of Revolving Commitments, such Approved Fund has total assets in excess of $200,000,000, (e) (i) in the case of any Revolving Lender, any other financial institution reasonably satisfactory to the Administrative Agent, provided that such financial institution has total assets in excess of $200,000,000, and (ii) in the case of any Term Lender, any other Person (other than a natural Person) reasonably satisfactory to the Administrative Agent, and (f) solely with respect to assignments of Term Loans to the extent permitted under Section 10.02(g), either Co-Borrower; provided, that so long as no Event of Default has occurred and is continuing, no (i) airline, commercial air freight carrier, air freight forwarder or entity engaged in the business of parcel transport by air or (ii) Affiliate of any Person described in clause (i) above (other than any Affiliate of such Person as a result of common control by a Governmental Authority or instrumentality thereof, any Affiliate of such Person who becomes a Lender with the consent of the Co-Borrowers in accordance with Section 10.02(b), and any Affiliate of such Person under common control with such Person which Affiliate is not actively involved in the management and/or operations of such Person), shall constitute an Eligible Assignee; provided, further, that, except as provided in clause (f) above, neither a Co-Borrower nor any Guarantor shall constitute an Eligible Assignee.

“Eligible Collateral” shall mean, on any date of determination, all Collateral on which the Administrative Agent shall, as of such date, have, to the extent purported to be created by the applicable Collateral Document, a valid and perfected first priority Lien and/or mortgage (or comparable Lien) and which is otherwise subject only to Permitted Liens; provided, with respect to any Collateral that has an Appraised Value in the aggregate of $550,000,000 or more on which the Administrative Agent shall have been granted a valid and perfected first priority Lien and/or mortgage (or comparable Lien) subject only to Permitted Liens after the Closing Date in any individual transaction or series of substantially simultaneous transactions, at any time when the Administrative Agent shall not have received Appraisals, pursuant to Section 5.07 or otherwise pursuant to this Agreement, with respect to substantially all of the existing Eligible Collateral within the 180-day period preceding the date on which such Collateral is pledged (a “180-day Period”), such Collateral shall not, solely for purposes of satisfying the conditions set forth in Section 6.09(c) in connection with any release of Collateral requested by Parent pursuant

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to Section 6.09(c), constitute Eligible Collateral until the earlier of (x) the date on which the Administrative Agent shall have held such Lien and/or mortgage (or comparable Lien) for at least ninety (90) continuous days from the grant or perfection thereof prior to its constituting Eligible Collateral or (y) the date on which the Administrative Agent shall have received Appraisals (including, for purposes of this clause (y), all Appraisals received during such 180-Day Period), as applicable, pursuant to Section 5.07 or otherwise pursuant to this Agreement, with respect to substantially all of the other Collateral.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale either:  (a) of Qualifying Equity Interests by the Parent (other than to a Subsidiary of the Parent or pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Parent) or (b) of Equity Interests of a direct or indirect parent entity of the Parent (other than to the Parent or a Subsidiary of the Parent) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Parent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Escrow Accounts” shall mean accounts of Parent or any Subsidiary, solely to the extent any such accounts hold funds set aside by Parent or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by Parent or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local

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taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning given such term in Section 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds received by Parent after the Closing Date from:

(1)           contributions to its common equity capital (other than from any Subsidiary); or

(2)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.  Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(B) of Section 6.01 hereof.

“Excluded Subsidiary” means each Subsidiary of the Parent that is a captive insurance company and is prohibited from becoming a Guarantor pursuant to applicable rules and regulations.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations

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thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of either Co-Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes based on (or measured by) its net income, profits or capital, or any franchise taxes, imposed (i) by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Foreign Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except, and then only to the extent that, such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Co-Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to deliver the documentation described in Section 2.16(f) or 2.16(g) and (e) any U.S. withholding Tax that is imposed by reason of FATCA.

“Existing Indebtedness” means all Indebtedness of the Parent and its Subsidiaries (other than Indebtedness incurred under clauses (1) or (3) of the definition of “Permitted Debt”) in existence on the Closing Date, until such amounts are repaid.

“Existing Revolver” means the Credit and Guaranty Agreement, dated as of December 22, 2011 among, inter alios, the Co-Borrowers, the Parent, the other subsidiaries of the Parent party thereto as guarantors, the lenders party thereto, and Citibank, N.A., as administrative agent.

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.28(b)(ii).

“Extended Term Loan” shall have the meaning given to such term in Section 2.28(a)(ii).

“Extension” shall mean a Term Loan Extension or a Revolver Extension, as the case may be.

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“Extension Amendment” shall have the meaning given to such term in Section 2.28(d).

“Extension Offer” shall mean a Term Loan Extension Offer or a Revolver Extension Offer, as the case may be.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” shall mean, in the case of airports in the United States, at any time, the right and operational authority to conduct one Instrument Flight Rule (as defined in Title 14) scheduled landing or take-off operation at a specific time or during a specific time period at any airport at which landings or take-offs are restricted, including, without limitation, slots and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes now or hereinafter in effect.

“Facility” shall mean each of the Revolving Facility and the Term Loan Facility.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of either Co-Borrower (unless otherwise provided in this Agreement); provided that any such officer of either Co-Borrower shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are similar thereto and not materially more onerous to comply with, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall collectively mean the Commitment Fees, the Upfront Fees, the Letter of Credit Fees and other fees referred to in Section 2.19.

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified Person for any specified period, the ratio of the Consolidated EBITDAR of such Person for such period to the Fixed Charges of such Person for such period.  If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or

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otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of either Co-Borrower) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of either Co-Borrower and certified in an Officer’s Certificate delivered to the Administrative Agent, and including any operating expense reductions for such period resulting from such acquisition that have been realized or for which all of the material steps necessary for realization have been taken) as if they had occurred on the first day of the four-quarter reference period;

(2)           the Consolidated EBITDAR attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)           any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

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(6)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2)           the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3)           any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4)           the product of (A) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to Parent or a Restricted Subsidiary of Parent, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)           the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“Flight Simulators” shall mean the flight simulators and flight training devices of either Co-Borrower or any other applicable Grantor (including, without limitation, any such simulators or training devices located on a Real Property Asset).

“Foreign Aviation Authority” shall mean any foreign governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the authorization (a) to serve any foreign point on the Pledged Routes that a Grantor is serving at any time and/or to conduct operations related to the Pledged Routes and related Pledged Gate Leaseholds and/or (b) to hold and operate any Pledged Foreign Slots.

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“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which either Co-Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Slot” means, in the case of airports outside the United States, at any time, the right and operational authority to conduct one landing or takeoff at a specific time or during a specific time period.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Parent which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Gate Leasehold” means, at any time, all of the right, title, privilege, interest and authority, now held or hereafter acquired, of either Co-Borrower or a Guarantor in connection with the right to use or occupy space in an airport terminal at any airport.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government.  Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” shall mean the Co-Borrowers and any Guarantor that shall at any time pledge Collateral under a Collateral Document.

“Ground Support Equipment” shall mean the equipment owned by a Co-Borrower or, if applicable, any other Grantor for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, cleaning, aircraft maintenance and servicing, dispatching, security and motor vehicles.

“Guarantee” means a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

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“Guaranteed Obligations” shall have the meaning given such term in Section 9.01(a).

“Guarantors” shall mean, collectively, the Parent and each Domestic Subsidiary of the Parent that becomes pursuant to Section 5.12 a party to the Guarantee contained in Section 9.  As of the Closing Date, Parent is the sole Guarantor.

“Guaranty Obligations” shall have the meaning given such term in Section 9.01(a).

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“IATA” means the International Air Transport Association and any successor thereto.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries, for which (a) the assets of all such Subsidiaries constitute, in the aggregate, no more than 7.5% of the total assets of the Parent and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of the Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01), and (b) the revenues of all such Subsidiaries account for, in the aggregate, no more than 7.5% of the total revenues of the Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of the Parent for which financial statements are available to the Administrative Agent pursuant to Section 5.01; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it (1) directly or indirectly guarantees, or pledges any property

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or assets to secure, any Obligations or Junior Secured Debt (other than Co-Branded Secured Obligations), or (2) owns any properties or assets that constitute Collateral.

“Increase Effective Date” shall have the meaning given such term in Section 2.27(a).

“Increase Joinder” shall have the meaning given such term in Section 2.27(c).

“Incremental Term Loan Commitment” shall have the meaning given such term in Section 2.27(a).

“Incremental Term Loans” shall have the meaning given such term in Section 2.27(c).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of banker’s acceptances;

(4)           representing Capital Lease Obligations;

(5)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or

(6)           representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, Banking Product Obligations do not constitute Indebtedness.

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“Indemnified Taxes” shall mean Taxes other than Excluded Taxes imposed on or with respect to any payments made by either Co-Borrower or any Guarantor under this Agreement or any other Loan Document.

“Indemnitee” shall have the meaning given such term in Section 10.04(b).

“Initial Appraisals” shall mean, collectively, the report of (i) MBA setting forth the Appraised Value of the Pledged FAA Slots and related Pledged Gate Leaseholds included in the Collateral on the Closing Date and (ii) SH&E setting forth the Appraised Value of the Pledged Routes and related Pledged Foreign Slots and Pledged Gate Leaseholds included in the Collateral on the Closing Date, each as delivered to the Administrative Agent by the Co-Borrowers pursuant to Section 4.01.

“Installment” shall have the meaning given such term in Section 2.10(b).

“Intercreditor Agreement” shall have the meaning given such term in Section 10.18.

“Interest Election Request” shall mean a request by either Co-Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) as to any Eurodollar Loan having an Interest Period of one, two or three months, the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on (but excluding) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as either Co-Borrower may elect in the related notice delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the applicable Termination Date.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If Parent or any Restricted Subsidiary of Parent sells or

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otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.01 hereof.  Notwithstanding the foregoing, any Equity Interests retained by Parent or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment.  The acquisition by Parent or any Restricted Subsidiary of Parent after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01 hereof.  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuing Lender” shall mean (i) JPMCB (or any of its Affiliates reasonably acceptable to the Co-Borrowers), in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.02(i), and (ii) any other Lender agreeing to act in such capacity, which other Lender shall be reasonably satisfactory to the Co-Borrowers and the Administrative Agent.  Each Issuing Lender may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender reasonably acceptable to the Co-Borrowers, which Affiliate shall agree in writing reasonably acceptable to the Co-Borrowers to be bound by the provisions of the Loan Documents applicable to an Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” has the meaning set forth in the first paragraph of this Agreement.

“JPMCB” shall have the meaning set forth in the first paragraph of this Agreement.

“Junior Secured Debt” shall mean Indebtedness permitted to be incurred under Section 6.03(b)(21) and permitted to be secured by a Lien on Collateral under Section 6.06 (including, without limitation, the Co-Branded Secured Obligations).

“Junior Secured Debt Documents” shall mean each indenture, credit agreement and other agreements, instruments and notes evidencing Junior Secured Debt, and each other agreement executed in connection therewith, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Term Loan.

“LC Commitment” shall mean $1,000,000,000.

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“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Co-Borrowers at such time; provided, that in the case of any escalating Letter of Credit where the face amount thereof is subject to escalation with no conditions, the LC Exposure with respect to such Letter of Credit shall be determined by referring to the maximum face amount to which such Letter of Credit may be so escalated.  The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of Parent or any Subsidiary of Parent; provided that in any case the account party of a Letter of Credit must be a Co-Borrower, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.

“Letter of Credit Account” shall mean the account established by the Co-Borrowers under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 270 Park Avenue, New York, NY 10017, designated as the “United Air Lines/Continental Airlines L/C Account” that shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum appearing on Bloomberg Page BBAM1 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided, that solely in respect of the Class B Term Loans, the LIBO Rate shall not be less than 1.0%.  In the event that the rate identified in the foregoing sentence (without regard to the proviso) is not available at such time for any reason, then such rate shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, provided, solely in respect of the Class B Term Loans, such rate shall not be less than 1.0%.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in clause (e) or (f) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of the Parent and its Restricted Subsidiaries (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in accounts subject to Account Control Agreements), (ii) the aggregate principal amount committed and available to be drawn by the Parent and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (including the Revolving Facility) of the Parent and its Restricted Subsidiaries and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of the Parent or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan Request” shall mean a request by either Co-Borrower, executed by a Responsible Officer of such Co-Borrower, for a Loan in accordance with Section 2.03 in substantially the form of Exhibit D.

“Loans” shall mean, collectively, the Revolving Loans and the Term Loans.

“Loan Documents” shall mean this Agreement, the Collateral Documents, any Intercreditor Agreement, the Administrative Agent Fee Letter, the Arranger Fee Letter and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by a Co-Borrower or a Guarantor to the Administrative Agent, any Issuing Lender or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Margin Stock” shall have the meaning given such term in Section 3.13(a).

“Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean (i) a material adverse effect on (a) the consolidated business, operations or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or (c) the ability of the Co-Borrowers and the Guarantors, collectively, to pay the Obligations or (ii) a Collateral Material Adverse Effect.

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“Material Indebtedness” shall mean Indebtedness of one or more Co-Borrowers or Guarantors (other than the Loans and obligations relating to Letters of Credit) outstanding under the same agreement in a principal amount exceeding $200,000,000.

“MBA” means Morten Beyer & Agnew.

“Minimum Extension Condition” shall have the meaning given such term in Section 2.28(c).

“MNPI” shall mean any material Nonpublic Information regarding the Parent and its Subsidiaries or the Loans or securities of any of them. For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Collateral Sale (including, without limitation, any cash or Cash Equivalents received in respect of or upon the sale or other disposition of any non-cash consideration received in any Collateral Sale) or Recovery Event, net of:  (a) the direct costs and expenses relating to such Collateral Sale and incurred by Parent or a Restricted Subsidiary (including the sale or disposition of such non-cash consideration) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Collateral Sale or Recovery Event, taxes paid or payable as a result of the Collateral Sale or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (b) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (c) any portion of the purchase price from a Collateral Sale placed in escrow pursuant to the terms of such Collateral Sale (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Collateral Sale) until the termination of such escrow.

“Net Proceeds Amount” shall have the meaning given such term in Section 2.12(a).

“New Lender” shall have the meaning given to such term in Section 2.27(a).

“No Undisclosed MNPI Representation” by a Person shall mean a representation that such Person is not in possession of any MNPI (other than MNPI which the Person in whose favor such representation is made has elected not to receive).

“Non-Defaulting Lender” shall mean, at any time, a Revolving Lender that is not a Defaulting Lender.

“Non-Extending Lender” shall have the meaning given such term in Section 10.08(g).

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“Non-Recourse Debt” shall mean Indebtedness:

(1)           as to which neither Parent nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2)           as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD adopted by the SEC.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Co-Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Loans, the Designated Hedging Obligations, the Designated Banking Product Obligations, and all other obligations and liabilities of either Co-Borrower to the Administrative Agent, any Issuing Lender or any Lender (or (i) in the case of Designated Hedging Obligations, any obligee with respect to such designated Hedging Obligations who was a Lender or an Affiliate of a Lender when the related Designated Hedging Agreement was entered into, or (ii) in the case of Designated Banking Product Obligations, any obligee with respect to such Designated Banking Product Obligations who was a Lender or a banking Affiliate of any Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Lender or any Lender that are required to be paid by the Co-Borrowers pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations (in each case valued in accordance with the definitions thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $100,000,000; provided, further, that in no event shall the Obligations include Excluded Swap Obligations.

“OID” shall have the meaning given to such term in Section 2.27(c)(iii).

“One-Month LIBOR” means, for any day, the rate for deposits in Dollars for a one-month period appearing on the Bloomberg Page BBAM1 as of 11:00 a.m., London time, on such day.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the

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Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” shall mean a certificate signed on behalf of a Co-Borrower or Parent by an Officer of such Co-Borrower or Parent, respectively.

“Other Taxes” shall mean any and all present or future court stamp, mortgage, intangible, recording, filing or documentary taxes or any other similar, charges or similar levies arising from any payment made hereunder or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document.

“Outstanding Letters of Credit” shall have the meaning given such term in Section 2.02(j).

“Parent” means United Continental Holdings, Inc., a Delaware corporation.

“Parent Company” means, with respect to a Revolving Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Revolving Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Revolving Lender.

“Participant” shall have the meaning given such term in Section 10.02(d).

“Participant Register” shall have the meaning given such term in Section 10.02(d).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub.  L.  107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.

“Payroll Accounts” shall mean depository accounts used only for payroll.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which Parent and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Debt” shall have the meaning set forth in Section 6.03(b).

“Permitted Disposition” shall mean any of the following:

(a) the Disposition of Collateral permitted under the applicable Collateral Documents;

(b) the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably

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equivalent value therefor; provided that this clause (b) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein;

(c) sales or dispositions of surplus, obsolete, negligible or uneconomical assets no longer used in the business of either Co- Borrower and the other Grantors, including returns of Slots to the FAA;

(d) Dispositions of Collateral among the Grantors (including any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.12); provided that:

(i) such Collateral remains at all times subject to a Lien with the same priority and level of perfection as was the case immediately prior to such Disposition (and otherwise subject only to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties following such Disposition,

(ii) concurrently therewith, the Grantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Agreement or the Collateral Documents,

(iii) concurrently therewith or promptly thereafter, the Administrative Agent, for the benefit of the Secured Parties, shall receive an Officer’s Certificate, with respect to the matters described in clauses (i) and (ii) hereof and, if reasonably requested by the Administrative Agent, an opinion of counsel to the Co-Borrowers (which may be in-house counsel) as to the validity and perfection of such Lien on the Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent,

(iv) concurrently with any Disposition of Collateral to any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.12, such Person shall have complied with the requirements of Section 5.12(b); provided further that this clause (d) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein, and

(v) the preceding provisions of clauses (i) through (iv) shall not be applicable to any Disposition resulting from a merger or consolidation permitted by Section 6.10; and

(e) (i)  abandonment of Slots and Gate Leaseholds; provided that such abandonment is (A) in connection with the downsizing of any hub or facility which does not materially and adversely affect the business of Parent and its Restricted Subsidiaries, taken as a whole, (B) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Parent and its Restricted Subsidiaries, taken as a whole, (C) reasonably determined by a Co-Borrower to relate to Collateral of de minimis value or surplus to such Co-Borrower’s needs or (D) required by the DOT, the FAA, Foreign Aviation Authorities or other Governmental Authority and, in the case of any such abandonment under this clause (i), does not have a Collateral Material Adverse Effect,

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(ii) exchange of FAA Slots in the ordinary course of business that in Parent’s reasonable judgment are of reasonably equivalent value (so long as the FAA Slots received in such exchange are concurrently pledged as Additional Collateral and constitute Eligible Collateral, and such exchange would not result in a Collateral Material Adverse Effect),

(iii) the termination of leases or subleases or airport use or license agreements in the ordinary course of business to the extent such terminations do not have a Collateral Material Adverse Effect, or

(iv) any other lease or sublease of, or use or license agreements with respect to, assets and properties that constitute Slots or Gate Leaseholds in the ordinary course of business and swap agreements or similar arrangements with respect to Slots in the ordinary course of business and which lease, sublease, use or license agreement or swap agreement or similar arrangement (A) has a term of one year or less, or does not extend beyond two comparable IATA traffic seasons (and contains no option to extend beyond either of such periods), (B) has a term (including any option period) longer than allowed in clause (A); provided, however, that (x) in the case of each transaction pursuant to this clause (B), an Officer’s Certificate is delivered to the Administrative Agent concurrently with or promptly after the applicable Grantor’s entering into any such transaction that (i) immediately after giving effect to such transaction the Collateral Coverage Ratio (excluding, for purposes of calculating such ratio, the proceeds of such transaction and the intended use thereof) would be at least 1.67 to 1.0, (ii) the Administrative Agent’s Liens on Collateral subject to such lease, sublease, use, license agreement or swap or similar arrangement are not materially adversely affected (it being understood that no Permitted Lien shall be deemed to have such an effect) and (iii) no Event of Default exists at the time of such transaction, and (y) immediately after giving effect to any transaction pursuant to this clause (B), the aggregate Appraised Value of Collateral subject to transactions covered by this clause (B) shall not exceed $150,000,000, (C) is for purposes of operations by another airline operating under a brand associated with a Co-Borrower (such as “Continental Express”, “Continental Connection”, and “United Express”) or otherwise operating routes at a Co-Borrower’s direction under a code share agreement, capacity purchase agreement, pro-rate agreement or similar arrangement between such airline and a Co-Borrower or (D) is subject and subordinated to the rights (including remedies) of the Administrative Agent under the applicable Collateral Documents on terms reasonably satisfactory to the Administrative Agent; and

(f) the lease or sublease of assets and properties in the ordinary course of business; provided that, the rights of the lessee or sublessee shall be subordinated to the rights (including remedies) of the Administrative Agent under the applicable Collateral Document on terms reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(1)           any Investment in Parent or in a Restricted Subsidiary of Parent;

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(2)           any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)           any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(A)           such Person becomes a Restricted Subsidiary of Parent; or

(B)           such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4)           any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)           any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)           any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes;

(7)           Investments represented by Hedging Obligations;

(8)           loans or advances to officers, directors or employees made in the ordinary course of business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(9)           prepayment of any Loans in accordance with the terms and conditions of this Agreement;

(10)           any guarantee of Indebtedness permitted to be incurred pursuant to Section 6.03 hereof other than a guarantee of Indebtedness of an Affiliate of Parent that is not a Restricted Subsidiary of Parent;

(11)           any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;

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(12)           Investments acquired after the Closing Date as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.10 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)           the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Parent or a Subsidiary of Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14)           accounts receivable arising in the ordinary course of business;

(15)           Investments in connection with outsourcing initiatives in the ordinary course of business; and

(16)           Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed 30% of the total consolidated assets of the Parent and its Restricted Subsidiaries at the time of such Investment.

“Permitted Liens” means:

(1)           Liens held by the Administrative Agent securing the Obligations;

(2)           Liens securing Junior Secured Debt, provided that such Liens shall (x) rank junior to the Liens in favor of the Administrative Agent securing the Obligations and (y) be subject to an Intercreditor Agreement reasonably acceptable to the Administrative Agent;

(3)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4)           Liens imposed by law, including carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

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(5)           Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;

(6)           Liens created for the benefit of (or to secure) the Obligations or any Guaranty Obligations;

(7)           (A) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (B) Liens arising by operation of law or that are contractual rights of set-off in favor of the depository bank or securities intermediary in respect of the Letter of Credit Account or the Collateral Proceeds Account;

(8)           licenses, sublicenses, leases and subleases by any Grantor as they relate to any aircraft, airframe, engine or any Additional Collateral and to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject and subordinate to the Liens granted to the Administrative Agent pursuant to the Collateral Documents, and in each case, would not result in a Collateral Material Adverse Effect or (B) otherwise expressly permitted by the Collateral Documents;

(9)           salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or any Additional Collateral, if any;

(10)           in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(11)           Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding;

(12)           Liens on Collateral permitted under the Collateral Document granting a Lien on such Collateral; and

(13)           Liens securing the UAL Amended Credit Facility or the Existing Revolver, but no such Lien shall be a Permitted Lien after the Closing Date.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

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(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2)           if such Permitted Refinancing Indebtedness has a maturity date that is after the Term Loan Maturity Date (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than 60 days after the Term Loan Maturity Date;

(3)           if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged;

(4)           no Restricted Subsidiary that is not a Co-Borrower or a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(5)           notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by Parent or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

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“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pledged FAA Slots” means, as of any date, the FAA Slots included in the Collateral as of such date.

“Pledged Foreign Slots” means, as of any date, the Foreign Slots included in the Collateral as of such date.

“Pledged Gate Leaseholds” means, as of any date, the Gate Leaseholds included in the Collateral as of such date.

“Pledged Routes” means, as of any date, the Routes included in the Collateral as of such date.

“Pledged Slots” means, as of any date, the Slots included in the Collateral as of such date.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“QEC Kits” means the quick engine change kits of any Grantor.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person (in the case of a transfer by Parent or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, other than assets that constitute Collateral or proceeds of Collateral.

“Qualified Replacement Assets” means Additional Collateral of any of the types described in clauses (b), (c), (d), (e) and (f) of the definition of “Additional Collateral”.

“Qualifying Equity Interests” means Equity Interests of Parent other than Disqualified Stock.

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“Real Property Assets” shall mean those parcels of real property owned in fee by either Co-Borrower or any other Grantor designated by Parent and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property.

“Receivables Subsidiary” means a Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by Parent or any Restricted Subsidiary of Parent (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Parent or any Subsidiary of Parent (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results.  Any such designation by the Board of Directors of a Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss (as defined in the related Collateral Document pursuant to which a security interest in such Collateral is granted to the Administrative Agent, if applicable).

“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(e).

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

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“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Replacement Term Loan” shall have the meaning set forth in Section 10.08(e).

“Repricing Event” shall mean (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Class B Term Loans with the proceeds of, or any conversion of Class B Term Loans into, any new or replacement Class of, or new facility of, syndicated term loans (including Replacement Term Loans or other term loans under this Agreement) having an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years) paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Class B Term Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment to this Agreement (including pursuant to a Replacement Term Loan or other term loans under this Agreement) to the Class B Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Class B Term Loans (as determined on the same basis as provided in clause (a)).

“Required Class Lenders” shall mean (i) with respect to any Class of Term Loans, the Term Lenders having more than 50% of all outstanding Term Loans of such Class and (ii) with respect to the Revolving Loans, the Required Revolving Lenders.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of all Term Loans outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.  The Revolving Extensions of Credit, outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.  The Revolving Extensions of Credit and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Revolving Lenders” at any time.

“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding.  The outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Term Lenders” at any time.

“Responsible Officer” means an Officer.

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“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolver Extension” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer Date” shall have the meaning set forth in Section 2.28(b)(i).

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.

“Revolving Commitment” shall mean the commitment of each Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Revolving Commitments is $1,000,000,000.

“Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.

“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Commitment Percentage of the LC Exposure then outstanding.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made and Letters of Credit issued thereunder.

“Revolving Facility Maturity Date” shall mean, with respect to (a) Revolving Commitments that have not been extended pursuant to Section 2.28, April 1, 2018, and (b) with respect to Extended Revolving Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Lender or Revolving Lenders.

“Revolving Facility Termination Date” shall mean the earlier to occur of (a) the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments, (b) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with

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the terms hereof and (c) the termination of the applicable Revolving Commitments as a whole pursuant to Section 2.11.

“Revolving Lender” shall mean each Lender having a Revolving Commitment.

“Revolving Loan” shall have the meaning set forth in Section 2.01(a).

“Route” means the authority of a Co-Borrower or, if applicable, another Grantor, pursuant to Title 49 or other applicable law, to operate scheduled service between a specifically designated pair of terminal points and intermediate points, if any, including applicable frequencies, exemption and certificate authorities.

“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to Parent or another Restricted Subsidiary of Parent, and (2) an issuance of directors’ qualifying shares.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1110” means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Secured Parties” shall mean the Administrative Agent, the Issuing Lenders, the Lenders and all other holders of Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SH&E” means ICF SH&E, Inc.

“Significant Subsidiary” means any Restricted Subsidiary of Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Slot” means a Foreign Slot or an FAA Slot, as the case may be.

“Slot and Gate Security Agreement” shall mean that certain Slot and Gate Security Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“SRG Security Agreement” shall mean that certain SRG Security Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by Parent

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or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in reserve percentage.

“Stored” shall mean, as to any aircraft, airframe, or engine, that such aircraft, airframe or engine has been stored (a) with a low expectation of a return to service within the one year following commencement of such storage and (b) in a manner intended to minimize the rate of environmental degradation of the structure and components of such aircraft, airframe or engine (as the case may be) during such storage.

“Subject Company” shall have the meaning set forth in Section 6.10(a).

“Subsidiary” shall mean, with respect to any Person

(1)           any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)           any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of

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membership, general, special or limited partnership interests or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean (i) with respect to the Revolving Loans, the Revolving Facility Termination Date applicable to the related Revolving Commitments and (ii) with respect to the Term Loans, the Term Loan Termination Date.

“Term B Lender” shall mean each Lender having a Term Loan Commitment for Class B Term Loans or, as the case may be, an outstanding Class B Term Loan.

“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.

“Term Loan” means the Class B Term Loans and any other Class of Term Loan hereunder.

“Term Loan Commitment” shall mean the commitment of each Term Lender to make Term Loans hereunder and, in the case of the Class B Term Loans, in an aggregate principal amount not to exceed the amount set forth under the heading “Class B Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $900,000,000.  The Term Loan Commitments as of the Closing Date are for Class B Term Loans.

“Term Loan Extension” shall have the meaning given to such term in Section 2.28(a).

“Term Loan Extension Offer” shall have the meaning given to such term in Section 2.28(a).

“Term Loan Extension Offer Date” shall have the meaning given to such term in Section 2.28(a)(i).

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” shall mean, with respect to (a) Class B Term Loans that have not been extended pursuant to Section 2.28, April 1, 2019, and (b) with respect to

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Extended Term Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Term Lenders (as the same may be further extended pursuant to Section 2.28).

“Term Loan Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the acceleration of the Term Loans in accordance with the terms hereof.

“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.

“Tooling” shall mean tooling inventory owned by either Co-Borrower or, if applicable, any other Grantor, including but not limited to dies, molds, tooling, casting patterns, gauges, jigs, racks and stands for engines, cowls, radome and wheels, aircraft jacks, test benches, test equipment, lathes, welders, grinders, presses, punches and hoists and other similar items (whether or not completed or fixed or handheld).

“Total Obligations” shall have the meaning provided in the definition of Collateral Coverage Ratio.

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments at such time.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions” shall mean the execution, delivery and performance by the Co-Borrowers and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Administrative Agent and/or the Administrative Agent for the benefit of the Secured Parties, the borrowing of Loans and the use of the proceeds thereof, and the request for and issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“UAL Amended Credit Facility” means the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007 (as amended, modified or supplemented from time to time), by and among United, Parent, the direct and indirect domestic subsidiaries of Parent party thereto, JPMorgan Chase Bank, N.A. and Citicorp,

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USA, Inc., as co-administrative agents and co-collateral agents, the lenders party thereto from time to time and the other specified parties thereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Upfront Fee” shall have the meaning given to such term in Section 2.20(b).

“United” means United Air Lines, Inc., a Delaware corporation.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary in compliance with Section 5.06 hereof pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by Section 6.05 hereof, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(3)           is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries; and

(5)           does not own any assets or properties that constitute Collateral.

“Unused Total Revolving Commitment” shall mean, at any time, (a) the Total Revolving Commitment less (b) the Total Revolving Extensions of Credit.

“Use or Lose Rule” shall mean with respect to Slots, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean a Co-Borrower, a Guarantor and the Administrative Agent.

Section 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Co-Borrowers or the Guarantors, the actual knowledge of any Responsible Officer.

Section 1.03. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if a Co-Borrower notifies the Administrative Agent that such Co-Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Co-Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Upon any such request for an amendment, the Co-Borrowers, the Required Lenders and the Administrative

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Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Parent’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

Section 2.01. Commitments of the Lenders; Term Loans.

(a) Revolving Commitments.  (i) Each Revolving Lender severally, and not jointly with the other Revolving Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans denominated in Dollars (each a “Revolving Loan” and collectively, the “Revolving Loans”) to either Co-Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount not to exceed, when added to such Revolving Lender’s LC Exposure, the Revolving Commitment of such Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement.  At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure exceed the Total Revolving Commitment.

(ii) Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.

(b) Closing Date Term Loan Commitments.  Each Term B Lender severally, and not jointly with the other Term B Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each a “Class B Term Loan” and collectively the “Class B Term Loans”) to either Co-Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment for Class B Term Loans of such Term B Lender, which Class B Term Loans shall constitute Term Loans for all purposes of this Agreement and shall be repaid in accordance with the provisions of this Agreement.  Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed.  Each Term B Lender’s Term Loan Commitment for Class B Term Loans shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Term B Lender of the Class B Term Loans to be made by it on such date.

(c) Type of Borrowing.  Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as either Co-Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Co-Borrowers to repay such Loan in accordance with the terms of this Agreement.  There may be multiple Borrowings incurred, converted or continued on the same day.

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(d) Amount of Borrowing.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e).  Borrowings of more than one Type may be outstanding at the same time.

(e) Limitation on Interest Period.  Notwithstanding any other provision of this Agreement, a Co-Borrower shall not be entitled to request, or to elect to convert or continue, (i) any Borrowing of a Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments or (ii)  any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

Section 2.02. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, either Co-Borrower may request the issuance of (and, subject to the penultimate sentence of clause (b) below, the applicable Issuing Lender shall issue) Letters of Credit in Dollars, at any time and from time to time during the Revolving Availability Period, in each case, for such Co-Borrower’s own account or the account of any other Subsidiary of Parent, in a form reasonably acceptable to the Administrative Agent, such Issuing Lender and such Co-Borrower.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Co-Borrower to, or entered into by such Co-Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Co-Borrower shall either provide (i) telephonic notice promptly followed by written notice or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the applicable Issuing Lender and the Administrative Agent (at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (3) the amount of such Letter of Credit, (4) the name and address of the beneficiary thereof and (5) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Lender, such Co-Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit; provided that, to the extent such standard form (and/or any related reimbursement agreement) is inconsistent with the Loan Documents, the Loan Documents shall control.  A Letter of Credit shall be issued, amended,

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renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Co-Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the LC Exposure shall not exceed the LC Commitment and (y) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero.  No Issuing Lender (other than an Affiliate of the Administrative Agent) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is one (1) Business Day prior to the earliest Revolving Facility Maturity Date with respect to the applicable Revolving Commitments (provided that, to the extent that all of the participations in such Letter of Credit held by the holders of such Revolving Commitments have been re-allocated or Cash Collateralized pursuant to the terms of any Extension Amendment, such Revolving Commitments shall be disregarded for purposes of this clause (ii)).

(d) Participations.  By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit, including any amendment increasing the amount thereof), and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s Revolving Commitment Percentage of the amount of each LC Disbursement made by such Issuing Lender and not reimbursed by the Co-Borrowers on the date due as provided in Section 2.02(e), or of any reimbursement payment required to be refunded to a Co-Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  (i) If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Co-Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the amount of such LC Disbursement not later than the first Business Day following the date the Co-Borrowers receive notice from the Issuing Lender of such LC Disbursement; provided that, in the case of any LC Disbursement, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03(a) that such payment shall be financed with an ABR Revolving Borrowing, as the case may

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be, in an equivalent amount and, to the extent so financed, the Co-Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.

(ii)           If the Co-Borrowers fail to make any payment due under the preceding paragraph (i) with respect to a Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Co-Borrowers in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Co-Borrowers, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Co-Borrowers pursuant to this Section 2.02(e) with respect to any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Lenders and such Issuing Lender as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve either Co-Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The Co-Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.02(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Co-Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders, nor the applicable Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to either Co-Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Co-Borrowers to the extent permitted by applicable law) suffered by either Co-Borrower that are caused by such Issuing Lender’s failure to exercise care when determining

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whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Lender shall promptly notify the Administrative Agent and the Co-Borrowers by telephone (confirmed by telecopy) of such demand for payment, whether the applicable Issuing Lender has made or will make an LC Disbursement thereunder and the amount of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve either Co-Borrower of its obligation to reimburse the applicable Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement in accordance with the terms herein.

(h) Interim Interest.  If the applicable Issuing Lender shall make any LC Disbursement, then, unless the Co-Borrowers shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Co-Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Co-Borrowers fail to reimburse (including by a Borrowing) such LC Disbursement when due pursuant to Section 2.02(e), then Section 2.08 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.02(e) to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender.  Any Issuing Lender may be replaced at any time by written agreement among the Co-Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Co-Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and

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obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Replacement of Letters of Credit; Cash Collateralization.  The Co-Borrowers shall (i) upon or prior to the occurrence of the earlier of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof, (x) cause all Letters of Credit which expire after the earlier to occur of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof (the “Outstanding Letters of Credit”) to be returned to the applicable Issuing Lender undrawn and marked “cancelled” or (y) if the Co-Borrowers do not do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to each applicable Issuing Lender with respect to any such Outstanding Letters of Credit in a form reasonably satisfactory to each such Issuing Lender and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Administrative Agent, and/or (B) deposit cash in the Letter of Credit Account, as collateral security for each Co-Borrower’s reimbursement obligations in connection with any such Outstanding Letters of Credit, such cash (or any applicable portion thereof) to be promptly remitted to the Co-Borrowers (provided no Default or Event of Default has occurred and is continuing) upon the expiration, cancellation or other termination or satisfaction of each Co-Borrower’s reimbursement obligations with respect to such Outstanding Letters of Credit, in whole or in part, in an aggregate principal amount for all such “back-to-back” letters of credit and any such Cash Collateralization equal to 102% of the then outstanding amount of all LC Exposure (less the amount, if any, on deposit in the Letter of Credit Account prior to taking any action pursuant to clauses (A) or (B) above), and (ii) if required pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01 or pursuant to any Extension Amendment, deposit in the Letter of Credit Account an amount required pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01, or pursuant to any such Extension Amendment, as applicable (any such deposit or provision of “back-to-back” letters of credit described in the preceding clause (i) or clause (ii), “Cash Collateralization” (it being understood that any LC Exposure shall be deemed to be “Cash Collateralized” only to the extent a deposit or provision of “back-to-back” letters of credit as described above is made in an amount equal to 102% of the amount of such LC Exposure)).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Co-Borrowers’ risk and reasonable expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account and shall be paid to the Co-Borrowers on their request provided no Default or Event of Default has occurred and is continuing.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Co-Borrowers for the LC Exposure at such time.  If the Co-Borrowers are required to provide Cash Collateralization hereunder pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii) or 2.26(f), or the terms of any Extension Amendment, such Cash Collateralization (to the extent not applied as

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contemplated by the applicable section) shall be returned to the Co-Borrowers within three (3) Business Days after the applicable section (or Extension Amendment) no longer requires the provision of such Cash Collateralization.

(k) Issuing Lender Agreements.  Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.02(b), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Co-Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(l) [Reserved]

(m) Provisions Related to Extended Revolving Commitments.  If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit with respect to which Lenders holding such Revolving Commitments hold participation interests, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.02(d) or (e) and for any reallocations required pursuant to Section 2.26(d)(i)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Co-Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.02(j).  For the avoidance of doubt, commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with such Revolving Lenders (to the extent such Extension Amendment so provides).

Section 2.03. Requests for Loans.

(a) Revolving Loans.  Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Revolving Loan, the relevant

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Co-Borrower shall notify the Administrative Agent of such request by (i) telephone or (ii) by hand or by facsimile delivery of a written Loan Request (A) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Loan and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the date of the proposed Loan.  Each such telephonic Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by such Co-Borrower.  Each such telephonic Loan request and written Loan Request shall specify the following information in compliance with Section 2.01(a):

(i) the aggregate amount of the requested Loan (which shall comply with Section 2.01(d));

(ii) the date of such Loan, which shall be a Business Day;

(iii) whether such Loan is to be an ABR Loan or a Eurodollar Loan; and

(iv) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Loan

(b) Term Loans.  Unless otherwise agreed to by the Administrative Agent, to request the Class B Term Loans on the Closing Date, the relevant Co-Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, two (2) Business Days before the Closing Date and (ii) in the case of an ABR Loan, not later than 1:00 p.m., New York City time one (1) Business Day before the Closing Date.  Each such telephonic Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the relevant Co-Borrower.  Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.01(b):

(i) the aggregate amount of the requested Loan (which shall comply with Section 2.01(d));

(ii) the date of such Loan, which shall be a Business Day.

(iii) whether such Loan is to be an ABR Borrowing or a Eurodollar Loan; and

(iv) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

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If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender’s Loan to be made as part of the requested Loan.

Section 2.04. Funding of Loans.

(a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the relevant Co-Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Co-Borrower in the applicable Loan Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Each Term B Lender shall make each Class B Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the relevant Co-Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Co-Borrower in the applicable Loan Request.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan (or, with respect to any ABR Loan made on same-day notice, prior to 11:00 a.m., New York City time, on the date of such Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) and/or (b) of this Section 2.04 and may, in reliance upon such assumption, make available to the relevant Co-Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Co-Borrowers severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Co-Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Co-Borrowers, the interest rate otherwise applicable to such Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Loan and the Co-Borrowers shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid.

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Section 2.05. Interest Elections.

(a) The relevant Co-Borrower may elect from time to time to (i) convert ABR Loans to Eurodollar Loans, (ii) convert Eurodollar Loans to ABR Loans, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto.

(b) To make an Interest Election Request pursuant to this Section 2.05, the relevant Co-Borrower shall notify the Administrative Agent of such election by telephone or by hand or facsimile delivery or by electronic mail of a written Interest Election Request by the time that a Loan Request would be required under Section 2.03(a) or Section 2.03(b) if such Co-Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the same form as a Loan Request signed by such Co-Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If either Co-Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such

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Borrowing shall be converted to a one month Eurodollar Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Limitation on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.

Section 2.07. Interest on Loans.

(a) Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Loans and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

Section 2.08. Default Interest.  If either Co-Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise, such Co-Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

Section 2.09. Alternate Rate of Interest.  In the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have reasonably determined (which

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determination shall be conclusive and binding upon the Co-Borrowers absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Co-Borrowers and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by a Co-Borrower for a Borrowing of Eurodollar Loans hereunder (including pursuant to a refinancing with Eurodollar Loans and including any request to continue, or to convert to, Eurodollar Loans) shall be deemed a request for a Borrowing of ABR Loans.

Section 2.10. Amortization of Term Loans; Repayment of Loans; Evidence of Debt.

(a) Each Co-Borrower hereby jointly and severally and unconditionally promises to pay to the Administrative Agent for the ratable account of each Revolving Lender the then unpaid principal amount of each Revolving Loan then outstanding on the Revolving Facility Termination Date applicable to such Revolving Loan.

(b) The principal amounts of the Class B Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) of 0.25% of the original aggregate principal amount thereof, on the last day of each March, June, September and December, commencing on June 30, 2013.  Notwithstanding the foregoing, (1) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Class B Term Loans in accordance with Sections 2.12 and 2.13, as applicable, and (2) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Term Loan Termination Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The Co-Borrowers shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Co-Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the relevant Co-Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the

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Administrative Agent and reasonably acceptable to such Co-Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

Section 2.11. Optional Termination or Reduction of Revolving Commitments.  Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Co-Borrowers may at any time in whole permanently terminate a Total Revolving Commitment (subject to compliance with Section 2.12(e)), or from time to time in part permanently reduce the Unused Total Revolving Commitment; provided that each such notice shall be revocable at any time prior to such reduction or termination, as the case may be, or to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed.  Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000.  Simultaneously with each reduction or termination of the Revolving Commitment, the Co-Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof.  Any reduction of the Unused Total Revolving Commitment pursuant to this Section 2.11 shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis.

Section 2.12. Mandatory Prepayment of Loans; Commitment Termination.

(a) Within five (5) Business Days of Parent or any of its Subsidiaries receiving any Net Proceeds as a result of a Collateral Sale or a Recovery Event in respect of Collateral, if the Co-Borrowers shall not be in compliance with Section 6.09(a) on the date such Net Proceeds are received, the Co-Borrowers shall deposit cash in an amount (the “Net Proceeds Amount”) equal to the amount of such received Net Proceeds (solely to the extent necessary to maintain compliance with Section 6.09(a)) into the Collateral Proceeds Account that is maintained with the Administrative Agent for such purpose and subject to an Account Control Agreement and thereafter such Net Proceeds Amount shall be applied (to the extent not otherwise applied pursuant to the immediately succeeding proviso and solely to the extent the Co-Borrowers are not in compliance with Section 6.09(a)) in accordance with the requirements of Section 2.12(c); provided that (i) the Co-Borrowers may use such Net Proceeds Amount to replace with Qualified Replacement Assets or, solely in the case of any Net Proceeds Amount in respect of any Recovery Event, repair the assets which are the subject of such Recovery Event or Collateral Sale within 365 days after such deposit is made, (ii) all such Net Proceeds Amounts shall be subject to release as provided in Section 6.09(c) or, at the option of the Co-Borrowers at any time, may be applied in accordance with the requirements of Section 2.12(c), and (iii) upon the occurrence of an Event of Default, the amount of any such deposit may be applied by the Administrative Agent in accordance with Section 2.12(c); provided further that any release of any Net Proceeds Amount pursuant to clause (ii) of this Section 2.12(a) shall be conditioned on the Co-Borrowers being in compliance with Section 6.09(a) after giving effect thereto (it being understood that the failure to be in compliance with Section 6.09(a) shall not prevent the release of any Net Proceeds Amount in connection with any repair or replacement of assets permitted hereunder so long as no decrease in the Collateral Coverage Ratio will result therefrom).

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(b) The Co-Borrowers shall prepay the Loans (without, in the case of any Revolving Loan, any corresponding reduction in Revolving Commitments) when and in an amount necessary to comply with Section 6.09.

(c) Amounts required to be applied to the prepayment of Loans pursuant to Section 2.12(a) and (b) shall be applied to prepay the outstanding Term Loans in accordance with Section 2.17(e)(ii) and/or the outstanding Revolving Loans in accordance with Section 2.17(e)(iii) (and to provide Cash Collateralization for the outstanding LC Exposure following the repayment of all outstanding Revolving Loans), in an amount necessary to comply with Section 6.09, in each case as directed by the Co-Borrowers.  Any such prepayments of Revolving Loans (and Cash Collateralization of the outstanding LC Exposure) shall not result in a corresponding permanent reduction in the Revolving Commitments.  Any Cash Collateralization of outstanding LC Exposure shall be consummated in accordance with Section 2.02(j).  The application of any prepayment pursuant to this Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Term Loans prepaid pursuant to this Section 2.12 may not be reborrowed.

(d) If at any time the Total Revolving Extensions of Credit for any reason exceed the Total Revolving Commitment at such time, the Co-Borrowers shall prepay Revolving Loans on a pro rata basis in an amount sufficient to eliminate such excess.  If, after giving effect to the prepayment of all outstanding Revolving Loans, the Total Revolving Extensions of Credit exceed the Total Revolving Commitment then in effect, the Co-Borrowers shall Cash Collateralize outstanding Letters of Credit to the extent of such excess.

(e) Upon the Revolving Facility Termination Date applicable to any Revolving Commitment, such Revolving Commitment shall be terminated in full and the Co-Borrowers shall repay the applicable Revolving Loans in full and, except as the Administrative Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, comply with Section 2.02(j) in accordance therewith.

(f) All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any accrued and unpaid Fees and any losses, costs and expenses, as more fully described in Sections 2.15 hereof.

(g) If a Change of Control occurs, within thirty (30) days following the occurrence of such Change of Control, the Co-Borrowers shall (i) prepay all of the outstanding Loans at a prepayment price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, (ii) discharge all of the LC Exposure, if any, by Cash Collateralizing such LC Exposure and (iii) terminate all of the unused Revolving Commitments, if any, in accordance with this Section 2.12.

Section 2.13. Optional Prepayment of Loans.

(a) Each Co-Borrower shall have the right, at any time and from time to time, to prepay any Loans, in whole or in part, (i) with respect to Eurodollar Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) to the Administrative Agent or (B) written or facsimile notice (or notice by electronic mail) to the

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Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice (or notice by electronic mail) to the Administrative Agent received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in the case of Eurodollar Loans and integral multiples of $100,000 in the case of ABR Loans, (B) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Eurodollar Tranche shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Eurodollar Tranche being less than $1,000,000.

(b) Any prepayments under Section 2.13(a) shall be applied, at the option of the Co-Borrowers, to (i) repay the outstanding Revolving Loans of the Revolving Lenders (without any reduction in the Total Revolving Commitment) until all Revolving Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon) and/or (ii) prepay the Term Loans of the Term Lenders, in each case as the Co-Borrowers shall specify.  All such prepayments of Term Loans shall be applied pro rata to the remaining scheduled Installments of the applicable Class of Term Loans being prepaid.  All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.15 hereof.  Term Loans prepaid pursuant to Section 2.13(a) may not be reborrowed.

(c) Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the relevant Co-Borrower to prepay such Loan by the amount and on the date stated therein; provided that such Co-Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed.  The Administrative Agent shall, promptly after receiving notice from a Co-Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d) In the event that, prior to the first anniversary of the Closing Date, there shall occur any Repricing Event, the Co-Borrowers shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders holding Class B Term Loans subject to such Repricing Event, (i) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the Class B Term Loans subject to such Repricing Event and (ii) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1% of the aggregate principal amount of the Class B Term Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case unless such fee is waived by the

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applicable Term Lender.  Any Term Lender that is a non-consenting Lender in respect of a Repricing Event may be replaced in accordance with Section 10.08(d) to the extent permitted thereby; provided that any such Term Lender so replaced shall be entitled to the prepayment premium set forth in clause (x) of the preceding sentence with respect to its Class B Term Loans so assigned unless such fee is waived by such Term Lender.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Lender (except any such reserve requirement subject to Section 2.14(c)); or

(ii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder with respect to any Eurodollar Loan or Letter of Credit (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Lender, the Co-Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender reasonably determines in good faith that any Change in Law affecting such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Eurodollar Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Co-Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Co-Borrowers as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.

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(c) Solely to the extent arising from a Change in Law, the Co-Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Co-Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender.  If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and the basis for calculating such amount or amounts shall be delivered to the Co-Borrowers and shall be prima facie evidence of the amount due.  The Co-Borrowers shall pay such Lender or Issuing Lender, as the case may be, the amount due within fifteen (15) days after receipt of such certificate.

(e) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Co-Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Co-Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f) The Co-Borrowers shall not be required to make payments under this Section 2.14 to any Lender or Issuing Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender or Issuing Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender or Issuing Lender generally, (B) the claim arises out of a voluntary relocation by such Lender or Issuing Lender of its applicable Lending Office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”),

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or (C) such Lender or Issuing Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.

(g) Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law; provided however, that any determination by a Lender or Issuing Lender of amounts owed pursuant to this Section 2.14 to such Lender or Issuing Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s or Issuing Lender’s standard practice.

Section 2.15. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Co-Borrower pursuant to Section 2.18, Section 2.27(d) or Section 10.08(d), then, in any such event, at the request of such Lender, the Co-Borrowers shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that in no case shall this Section 2.15 apply to any payment of an Installment pursuant to Section 2.10(b).  Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender or Issuing Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Co-Borrowers and shall be prima facie evidence of the amount due.  The Co-Borrowers shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any Obligation of either Co-Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or any Issuing Lender, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the applicable Co-Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions for any Indemnified Taxes or Other Taxes (including deductions for any Indemnified Taxes or

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Other Taxes applicable to additional sums payable under this Section 2.16), the Administrative Agent, Lender, Issuing Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Co-Borrowers or any Guarantor, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Co-Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of either Co-Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Co-Borrowers by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Co-Borrower to a Governmental Authority, such Co-Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent (to the extent the Administrative Agent has not been reimbursed by the Co-Borrowers) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which either Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Co-Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Co-Borrowers, such properly completed and executed documentation prescribed by applicable law or requested by the Co-Borrowers as will permit such payments to be made without withholding or at a reduced rate;

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provided that a Foreign Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Foreign Lender is not legally able to deliver.

(g) (1) Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Co-Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of either Co-Borrower or the Administrative Agent) whichever of the following is applicable:

(i)           two (2) duly executed originals of Internal Revenue Service Form W-8BEN, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           two (2) duly executed originals of Internal Revenue Service Form W-8ECI,

(iii)           two (2) duly executed originals of Internal Revenue Service Form W-8IMY, together with applicable attachments,

(iv)           in the case of a Foreign Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Co-Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) duly executed originals of the Internal Revenue Service Form W-8BEN, or

(v)            any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by either Co-Borrower or the Administrative Agent to permit the Co-Borrowers to determine the withholding or required deduction to be made.

A Foreign Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Foreign Lender is not legally able to deliver.

(2) Any Lender that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and Co-Borrowers, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of either Co-Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.

(3) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those

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contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Co-Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either Co-Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either Co-Borrower or the Administrative Agent as may be necessary for the Co-Borrowers or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by a Co-Borrower or a Guarantor or with respect to which a Co-Borrower or a Guarantor has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Co-Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by such Co-Borrower or such Guarantor under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Co-Borrower or such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Co-Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Co-Borrowers pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to either Co-Borrower or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment.

(a) Each Co-Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, NY 10017, pursuant to wire instructions to be provided by the Administrative Agent, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15

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and 10.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Administrative Agent, (ii) second, towards payment of Fees and expenses then due under Sections 2.20, 2.21 and 10.04 payable to the Lenders and the Issuing Lenders and towards payment of interest then due on account of the Revolving Loans, Term Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Revolving Loans, Term Loans and unreimbursed LC Disbursements then due hereunder, (B) any Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute “Obligations” hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Designated Banking Product Obligations constituting Obligations and Designated Hedging Obligations constituting Obligations then due to such parties.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustment shall be made with respect to payments from the Co-Borrowers or other Guarantors to preserve the allocations to Obligations otherwise set forth above in this Section 2.17(b).

(c) Unless the Administrative Agent shall have received notice from the Co-Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Co-Borrowers will not make such payment, the Administrative Agent may assume that the Co-Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due.  In such event, if the Co-Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.02(e), 2.04(a), 2.04(b), 2.04(c), 8.04 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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(e) Pro Rata Treatment. (i)  Each payment by the Co-Borrowers of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment (including each prepayment) by the Co-Borrowers on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans then held by the applicable Term Lenders (except that assignments to either Co-Borrower pursuant to Section 10.02(g) shall not be subject to this Section 2.17(e)(ii)).

(iii) Each payment (including each prepayment) by the Co-Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If the Co-Borrowers are required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by either Co-Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Co-Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Co-Borrowers or the rights of any Lender pursuant to Section 2.14 or 2.16.

(b) If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Co-Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then either or both Co-Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Co-Borrowers; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed payments attributable to its participations in LC Disbursements, as applicable, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest

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and fees in the case of an assignment) or the Co-Borrowers (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

Section 2.19. Certain Fees.  The Co-Borrowers shall pay (i) to the Administrative Agent the fees set forth in that certain Administrative Agent Fee Letter dated as of March 13, 2013, between the Administrative Agent and the Co-Borrowers (the “Administrative Agent Fee Letter”) and (ii) to the Joint Lead Arrangers, the fees set forth in that certain Arranger Fee Letter, dated as of March 13, 2013, between the Joint Lead Arrangers and the Co-Borrowers (the “Arranger Fee Letter”), in each case at the times set forth therein.

Section 2.20. Commitment Fee and Upfront Fee.

(a) The Co-Borrowers shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Revolving Facility Termination Date with respect to the applicable Revolving Commitments or the earlier date of termination of the applicable Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment.  Such Commitment Fee, to the extent then accrued, shall be payable quarterly in arrears (a) on the last Business Day of each March, June, September and December, (b) on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments, and (c) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Revolving Commitment.

(b) The Co-Borrowers shall pay on the Closing Date to each Revolving Lender as of such date, an upfront fee (the “Upfront Fee”) in an amount equal to 1.00% of the amount of such Lender’s Revolving Commitment.

Section 2.21. Letter of Credit Fees.  The Co-Borrowers shall pay with respect to each Letter of Credit (i) to the Administrative Agent for the account of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), to be shared ratably among the Revolving Lenders and (ii) to each Issuing Lender (with respect to each Letter of Credit issued by it), such Issuing Lender’s customary and reasonable fees as may be agreed by the Issuing Lender and the Co-Borrowers for issuance, amendments and processing referred to in Section 2.02.  In addition, the Co-Borrowers agree to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit.  Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.  So long as no Event of Default has occurred, fees accruing on any Letter of Credit outstanding after the applicable Revolving Facility Termination

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Date shall be payable quarterly in the manner described in the immediately preceding sentence and on the date of expiration or termination of any such Letter of Credit.

Section 2.22. Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, as provided herein and in the Administrative Agent Fee Letter, provided that Fees payable under the Arranger Fee Letter shall be paid as provided therein.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.23. Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of either Co-Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(g) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Administrative Agent agree promptly to notify the Co-Borrowers and Guarantors after any such set-off and application made by such Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.24. Security Interest in Letter of Credit Account.  The Co-Borrowers and the Guarantors hereby pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, and hereby grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Co-Borrowers’ and the Guarantors’ right, title and interest in and to the Letter of Credit Account, any direct investment of the funds contained therein and any proceeds thereof.  Cash held in the Letter of Credit Account shall not be available for use by the Co-Borrowers, and shall be released to a Co-Borrower only as described in Section 2.02(j).

Section 2.25. Payment of Obligations.  Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Co-Borrowers and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

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Section 2.26. Defaulting Lenders.

(a) If at any time any Revolving Lender becomes a Defaulting Lender, then the Co-Borrowers may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Co-Borrowers to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments, Loans and participations in Letters of Credit, and (ii) deliver any documentation evidencing such Loans to the Co-Borrowers or the Administrative Agent.  Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Co-Borrowers and such assignee, of the assigning Lender’s outstanding Commitments, Loans and participations in Letters of Credit, (B) all obligations of the Co-Borrowers owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by either Co-Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments, Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.

(c) Anything herein to the contrary notwithstanding, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, during such period, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.20 and 2.21 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26(d)(i), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders and (b) to the extent that all or any portion of such LC Exposure cannot be so reallocated and is not Cash Collateralized in accordance with Section 2.26(d)(ii), such fees shall instead accrue for the benefit of and be payable to the Issuing Lenders as their interests appear (and the applicable pro rata payment provisions under this Agreement shall automatically be deemed adjusted to reflect the provisions of this Section).

(d) If any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

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(i) the LC Exposure of such Defaulting Lender will, upon at least two (2) Business Days prior notice to the Co-Borrowers and the Non-Defaulting Lenders by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day specified in such notice) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (A) the Revolving Extensions of Credit of each such Non-Defaulting Lender may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) such reallocation will not constitute a waiver or release of any claim either Co-Borrower, the Administrative Agent, the Issuing Lenders or any other Lender may have against such Defaulting Lender, (C) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless a Co-Borrower shall have otherwise notified the Administrative Agent prior to such effective date, the Co-Borrowers shall be deemed to have represented and warranted that such conditions are satisfied on such effective date) and (D) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Co-Borrowers will, not later than three (3) Business Days after demand by the Administrative Agent, (A) Cash Collateralize the obligations of either Co-Borrower to the Issuing Lenders in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or (B) make other arrangements satisfactory to the Administrative Agent and the Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(e) In addition to the other conditions precedent set forth in this Agreement, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, unless:

(i) in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in Section 2.26(d)(i), and

(ii) to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 2.26(f), the Co-Borrowers shall Cash Collateralize the obligations of the Co-Borrowers in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and such Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, or

(iii) to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit,

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by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to such Issuing Lender, as the case may be, (A) each Co-Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit shall be on a pro rata basis in accordance with the Revolving Commitments of the Non-Defaulting Lenders, and that the applicable pro rata payment provisions under this Agreement will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Revolving Commitments of any Lender, nor to constitute a waiver or release of any claim either Co-Borrower, the Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).

(f) If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender and if any Letter of Credit is at the time outstanding, the applicable Issuing Lender may (except to the extent the Revolving Commitments of such Defaulting Lender have been fully reallocated pursuant to Section 2.26(d)(i)), by notice to the Co-Borrowers and such Defaulting Lender through the Administrative Agent, require the Co-Borrowers to Cash Collateralize, not later than three (3) Business Days after receipt by the Co-Borrowers of such notice, the obligations of either Co-Borrower to such Issuing Lender in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and such Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(g) Any amount paid by either Co-Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender that is a Revolving Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(i)) the termination of the Revolving Commitments and payment in full of all obligations of the Co-Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent,

second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders under this Agreement,

third, to the payment of the default interest and then current interest due and payable to the Revolving Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them,

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fourth, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth, to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them,

sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders,

seventh, to reimburse the Co-Borrowers for any Cash Collateralization provided by the Co-Borrowers pursuant to this Section 2.26, provided that upon the required release of any such Cash Collateralization to the Co-Borrowers pursuant to Section 2.02(j), such released amount shall be applied pursuant to this Section 2.26(g) in lieu of return to the Co-Borrowers, and eighth, after the termination of the Revolving Commitments and payment in full of all obligations of the Co-Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(h) The Co-Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Revolving Lenders thereof), and in such event the provisions of Section 2.26(g) will apply to all amounts thereafter paid by either Co-Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim either Co-Borrower, the Administrative Agent, any Issuing Lender, or any Lender may have against such Defaulting Lender.

(i) If the Co-Borrowers, the Administrative Agent and the Issuing Lenders agree in writing that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Revolving Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(g)), such Revolving Lender shall purchase at par such portions of outstanding Revolving Loans of the other Revolving Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Revolving Lenders to hold Revolving Loans on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Revolving Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the LC Exposure of each Revolving Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-

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Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

(j) Notwithstanding anything to the contrary herein, (x) any Lender that is an Issuing Lender hereunder may not be replaced in its capacity as an Issuing Lender at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to such outstanding Letters of Credit and (y) the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.

Section 2.27. Increase in Commitment.

(a) Borrower Request.  The Co-Borrowers may by written notice to the Administrative Agent request (x) prior to the Revolving Facility Maturity Date, an increase to the existing Revolving Commitments and/or (y) at any time the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not less than $50,000,000 individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Co-Borrowers propose that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Co-Borrowers propose any portion of such increased or new Commitments be allocated (each, a “New Lender”) and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied on or prior to such Increase Effective Date;

(ii) no Event of Default shall have occurred and be continuing or would result from giving effect to the increased or new Commitments on, or the making of any new Loans on, such Increase Effective Date;

(iii) after giving pro forma effect to the increased or new Commitments and any new Loans to be made on such Increase Effective Date, the Co-Borrowers shall be in pro forma compliance with the covenant set forth in Section 6.09(a); and

(iv) the Co-Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

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(i) terms and provisions with respect to interest rates, maturity date and amortization schedule of Loans made pursuant to any Incremental Term Loan Commitments (“Incremental Term Loans”) shall be as agreed upon between the Co-Borrowers and the applicable Lenders providing such Loans (it being understood that the Incremental Term Loans may be part of the Class B Term Loans or any other Class of Term Loans);

(ii) the Weighted Average Life to Maturity of any Loans made pursuant to Incremental Term Loan Commitments shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans;

(iii) the interest rate margins for the new Incremental Term Loans shall be determined by the Co-Borrowers and the applicable Lenders providing such Loans; provided, however, that the interest rate margins for such new Incremental Term Loans shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any existing Term Loans plus 50 basis points unless the interest rate margins with respect to the applicable existing Term Loans are increased by an amount equal to (x) the excess of the interest rate margins with respect to such Incremental Term Loans over the corresponding interest rate margins on the respective applicable existing Term Loans minus (y) 50 basis points; provided, that in determining the excess of the interest rate margins between the Incremental Term Loans  and the applicable existing Term Loans for purposes of the foregoing clause (x), (1) original issue discount or upfront or similar fees (collectively, “OID”) payable by the Co-Borrowers to the Lenders for the existing Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (2) any amendments to the interest rate margin on any existing Term Loans that became effective subsequent to the Closing Date but prior to the effective time of the Incremental Term Loans shall also be included in such calculations, (3) customary arrangement, structuring, underwriting  and commitment fees payable to the Administrative Agent or any arrangers (or any of their respective Affiliates) shall be excluded and (4) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the existing Term Loans, such excess amount shall be equated to interest rate margins for purposes of determining whether an increase in the interest rate margins for the existing Term Loans shall be required under this Section 2.17(c)(iii), to the extent an increase in the interest rate floor in the existing Term Loans would cause an increase in the interest rate margins, and in such case the interest rate floor (but not the Applicable Margin) applicable to the existing Term Loans shall be increased by such increased amount;

(iv) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans; and

(v) to the extent that the terms and provisions of Incremental Term Loans are not identical to an outstanding Class of Term Loans (except to the extent permitted by clauses (i), (ii) and (iii) above), such terms and conditions shall be reasonably satisfactory to the Administrative Agent.

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The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Co-Borrowers, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.27.  In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to any increased Revolving Commitments and any Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.

(d) Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, each of the existing Revolving Lenders shall assign to each of the applicable New Lenders, and each of the New Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the increased Revolving Commitments on such Increase Effective Date.  If there is a new Borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(a).

(e) Making of New Term Loans.  On any Increase Effective Date on which one or more Incremental Term Loan Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Co-Borrowers in an amount equal to its Incremental Term Loan Commitment.

(f) Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.

Section 2.28. Extension of Term Loans; Extension of the Revolving Facility.

(a) Extension of Term Loans.  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”), made from time to time by the Co-Borrowers to all Term Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loan Commitments with like maturity date) and on the same terms to each such Term Lender, the Co-Borrowers are hereby permitted to consummate from time to time transactions with individual Term Lenders that accept the terms contained in such Term Loan Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Term Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant

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Term Loan Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, a “Term Loan Extension”, and each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans”, and any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Term Loan Extension Offer is delivered to the applicable Term Lenders (the “Term Loan Extension Offer Date”);

(ii) except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Term Loan Extension Offer), the Term Loan of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Term Loans; provided that (1) the permanent repayment of Extended Term Loans after the applicable Term Loan Extension shall be made on a pro rata basis with all other Term Loans, except that the Co-Borrowers shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans, (2) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans, (3) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (4) Extended Term Loans may have call protection as may be agreed by the Co-Borrowers and the applicable Term Lenders of such Extended Term Loans, (5) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Term Loan Maturity Date are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (6) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five different maturity dates;

(iii) all documentation in respect of such Term Loan Extension shall be consistent with the foregoing; and

(iv) any applicable Minimum Extension Condition shall be satisfied unless waived by the Co-Borrowers.  For the avoidance of doubt, no Term Lender shall be obligated to accept any Term Loan Extension Offer.

(b) Extension of the Revolving Facility.  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolver Extension Offer”) made from time to time by the Co-Borrowers to all Revolving Lenders holding Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Revolving Commitments with a like maturity date) and on the same terms to each such Revolving Lender, the Co-Borrowers are hereby permitted to consummate from time to time transactions with individual

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Revolving Lenders that accept the terms contained in such Revolver Extension Offers to extend the maturity date of each such Revolving Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Revolver Extension Offer (including, without limitation, by the changing interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, a “Revolver Extension”, and each group of Revolving Commitments, as so extended, as well as the original Revolving Commitments not so extended, being a “tranche of Revolving Loans”, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i)           no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Revolver Extension Offer is delivered to the applicable Revolving Lenders (the “Revolver Extension Offer Date”);

(ii)           except as to interest rates, fees and final maturity (which shall be set forth in the relevant Revolver Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to a Revolver Extension with respect to such Revolving Commitment extended pursuant to an Extension Amendment (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Revolver Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Co-Borrowers shall be permitted to permanently repay and terminate commitments of any such tranche of Revolving Loans on a better than a pro rata basis as compared to any other tranche of Revolving Loans with a later maturity date than such tranche of Revolving Loans, (3) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (4) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five different maturity dates;

(iii)           if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Co-Borrowers pursuant to such Revolver Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not

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to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Revolver Extension Offer;

(iv)           if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall be less than the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Co-Borrowers pursuant to such Revolver Extension Offer, then the Co-Borrowers may require each Revolving Lender that does not accept such Revolver Extension Offer to assign pursuant to Section 10.02 no later than forty-five (45) days after the Revolver Extension Offer Date its pro rata share of the outstanding Revolving Commitments, Revolving Loans and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Revolver Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable Revolving Facility Maturity Date; provided that (1) each Revolving Lender that does not respond affirmatively within thirty (30) days of the Revolver Extension Offer Date shall be deemed not to have accepted such Revolver Extension Offer, (2) each assigning Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and unreimbursed funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Co-Borrowers (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.02(b) shall be paid by the Co-Borrowers or such assignee and (4) the assigning Revolving Lender shall continue to be entitled to the rights under Section 10.04 for any period prior to the effectiveness of such assignment;

(v)           all documentation in respect of such Revolver Extension shall be consistent with the foregoing; and

(vi)           any applicable Minimum Extension Condition shall be satisfied unless waived by the Co-Borrowers.  For the avoidance of doubt, no Revolving Lender shall be obligated to accept any Revolver Extension Offer.

(c) Minimum Extension Condition.  With respect to all Extensions consummated by the Co-Borrowers pursuant to this Section 2.28, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Commitments, as the case may be, to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”).  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.11, 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.28.

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(d) Extension Amendment.  The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld.  No consent of any Lender shall be required to effectuate any Extension, other than (A) in the case of a Revolving Extension, (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments (or a portion thereof) (or, in the case of an Extension pursuant to clause (iv) of Section 2.28(b), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments, Revolving Loans and/or participations in Letters of Credit) and (ii) the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed and (B) in the case of a Term Loan Extension, the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof), as applicable.  All Extended Term Loans and Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Co-Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans or Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Co-Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.28.  In addition, if so provided in such Extension Amendment relating to a Revolving Extension and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Facility Maturity Date with respect to Revolving Commitments not so extended shall be re-allocated from Revolving Lenders holding Revolving Commitments to Revolving Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(e) In connection with any Extension, the Co-Borrowers shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, each Co-Borrower and each of the Guarantors jointly and severally represent and warrant as follows (provided that following the effective date of the Airlines Merger, the representations and warranties relating to Continental and/or United set forth in this

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Section 3, to the extent applicable thereto, shall be deemed to apply solely to the surviving Person in the Airlines Merger):

Section 3.01. Organization and Authority.  Each of the Co-Borrowers and the Guarantors (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, to own or lease and operate its properties and to conduct its business as now or currently proposed to be conducted.

Section 3.02. Air Carrier Status.  Each Co-Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds or co-holds a certificate under Section 41102 of Title 49.  Each Co-Borrower holds or co-holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49.  Each Co-Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”).  Each Co-Borrower possesses or co-possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 3.03. Due Execution.  The execution, delivery and performance by each of the Co-Borrowers and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Co-Borrowers and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Co-Borrowers or the Guarantors, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Co-Borrowers or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Co-Borrowers or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Co-Borrowers or the other Grantors other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations.  Each Loan Document to which a Co-Borrower or a Guarantor is a party has been duly executed and delivered by each of the Co-Borrowers and the Guarantors

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party thereto.  This Agreement and the other Loan Documents to which the Co-Borrowers or any of the Guarantors is a party, each is a legal, valid and binding obligation of the Co-Borrowers and each Guarantor party thereto, enforceable against the Co-Borrowers and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04. Statements Made.

(a) The written information furnished by or on behalf of either Co-Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), together with the Annual Report on Form 10-K for 2012 of Parent, United and Continental filed with the SEC and all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2012, by Parent, United or Continental, with the SEC (as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Co-Borrowers and the Guarantors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) The Annual Report on Form 10-K of Parent most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of Parent filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.05. Financial Statements; Material Adverse Change.

(a) The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2012, included in Parent’s Annual Report on Form 10-K for 2012 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.

(b) Except as disclosed in Parent’s Annual Report on Form 10-K for 2012 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2012, there has been no Material Adverse Change.

Section 3.06. Ownership of Subsidiaries.  As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent, and (b) Parent owns no other Subsidiaries (other than Immaterial Subsidiaries), whether directly or indirectly.

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Section 3.07. Liens.  There are no Liens of any nature whatsoever on any Collateral other than Permitted Liens.

Section 3.08. Use of Proceeds.  The proceeds of the Loans, and the Letters of Credit, shall be used for working capital or other general corporate purposes of the Co-Borrowers, the Guarantors and their respective Subsidiaries (including the repayment of amounts outstanding under the UAL Amended Credit Facility and the payment of transaction costs, fees and expenses as contemplated hereby and as referred to in Sections 2.19 and 2.20).

Section 3.09. Litigation and Compliance with Laws.

(a) Except as disclosed in Parent’s Annual Report on Form 10-K for 2012 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC since December 31, 2012, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Co-Borrowers or the Guarantors, threatened against the Co-Borrowers or the Guarantors or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent or the Lenders thereunder or in connection with the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Co-Borrower and each Guarantor to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.

Section 3.10. FAA Slot Utilization.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Co-Borrowers and the other Grantors, as applicable, are utilizing, or causing to be utilized, their respective Pledged FAA Slots (except Pledged FAA Slots which are reasonably determined by a Co-Borrower to be of de minimis value or surplus to such Co-Borrower’s needs) in a manner consistent in all material respects with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the Pledged FAA Slots, taking into account any waivers or other relief granted to either Co-Borrower or any Guarantor by the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities.  Neither a Co-Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities, or is otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its respective right to hold and operate any Pledged FAA Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.11. Foreign Slot Utilization.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Co-Borrowers and the other Grantors, as applicable, are utilizing, or causing to be utilized, their respective Pledged Foreign Slots (except

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Pledged Foreign Slots which are reasonably determined by a Co-Borrower to be of de minimis value or surplus to such Co-Borrower’s needs) in a manner consistent in all material respects with applicable rules, regulations, foreign laws and contracts in order to preserve both their respective right to hold and operate the Pledged Foreign Slots, taking into account any waivers or other relief granted to either Co-Borrower or any Guarantor by any applicable Foreign Aviation Authority or foreign Airport Authorities.  Neither a Co-Borrower nor any Guarantor has received any written notice from any applicable Foreign Aviation Authority or foreign Airport Authorities, or is otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its respective right to hold and operate any Pledged Foreign Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.12. Routes.  Each of the Co-Borrowers and the other Grantors, as applicable, hold the requisite authority to operate each of its respective Pledged Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities with jurisdiction over its Pledged Routes, and each is in compliance in all material respects with all of the terms, conditions and limitations of each related certificate or order issued by the DOT and the applicable Foreign Aviation Authorities with jurisdiction over its Pledged Routes regarding such Pledged Routes and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any Foreign Aviation Authorities with jurisdiction over its Pledged Routes regarding such Pledged Routes. There exists no failure of either Co-Borrower or any applicable Guarantor to comply with such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities with jurisdiction over its Pledged Routes the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Co-Borrowers and the other Grantors, as applicable, in any such Pledged Route, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

Section 3.13. Margin Regulations; Investment Company Act.

(a) Neither a Co-Borrower nor any Guarantor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

(b) Neither a Co-Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.  Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds of any Loan or repayment of any Loan or reimbursement of any LC Disbursement by either Co-Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

Section 3.14. Ownership of Collateral.  Each Grantor has good title to the Collateral owned by it, free and clear of all Liens other than Permitted Liens.

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Section 3.15. Perfected Security Interests.  The Collateral Documents, taken as a whole, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  With respect to the Collateral as of the Closing Date, at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid) and (b) the execution of the Account Control Agreements, the Administrative Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings or recordations or upon the taking of the actions described in clauses (a) and (b) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.15).

Section 3.16. Payment of Taxes.  Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.

CONDITIONS OF LENDING

Section 4.01. Conditions Precedent to Closing.  This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent):

(a) Supporting Documents.  The Administrative Agent shall have received with respect to each of the Co-Borrowers and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent:

(i) a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(ii) a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation or formation and the by-laws or limited liability company or other operating agreement (as the case may be) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings and Letter of Credit issuances hereunder, the

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execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)); and

(iii) an Officer’s Certificate from each Co-Borrower certifying (A) as to the truth in all material respects of the representations and warranties made by it contained in the Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Closing Date Transactions) and (B) as to the absence of any event occurring and continuing, or resulting from the Closing Date Transactions, that constitutes an Event of Default.

(b) Credit Agreement.  Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement.

(c) Security Agreements.  Each Co-Borrower shall have duly executed and delivered to the Administrative Agent (x) the Priority Lien Security Agreement (Foreign Slots, Routes and Gates), in substantially the form of Exhibit E (the “SRG Security Agreement”) and (y) the Priority Lien Slot and Gate Security Agreement, in substantially the form of Exhibit A (the “Slot and Gate Security Agreement”), together with (i) in respect of each of the Pledged FAA Slots at Ronald Reagan Washington National Airport, undated slot transfer documents, executed in blank to be held in escrow by the Administrative Agent and (ii) all financing statements in form and substance reasonably acceptable to the Administrative Agent, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions.

(d) Intercreditor Agreement.  Each Co-Borrower and Chase Bank USA, N.A. shall have duly executed and delivered to the Administrative Agent the Intercreditor Agreement, in substantially the form of Exhibit F (the “Chase Intercreditor Agreement”).

(e) Appraisal.  The Administrative Agent shall have received the Initial Appraisals and such Initial Appraisals shall be in form reasonably satisfactory to the Administrative Agent and demonstrate that, on the Closing Date and after giving effect thereto, the Co-Borrowers and the Guarantors shall be in compliance on a pro forma basis with Section 6.09(a).

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(f) Opinions of Counsel.  The Administrative Agent and the Lenders shall have received:

(i) a written opinion of Ted Davidson, Vice President and Associate General Counsel for the Co-Borrowers, in a form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(ii) a written opinion of Hughes Hubbard & Reed LLP, special New York counsel to the Co-Borrowers and the Guarantors, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and

(iii) a written opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Payment of Fees and Expenses.  The Co-Borrowers shall have paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Sections 2.19 and Section 2.20, and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Milbank, Tweed, Hadley & McCloy LLP) for which invoices have been presented at least one Business Day prior to the Closing Date.

(h) Lien Searches.  The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Co-Borrowers are incorporated or such other jurisdictions as the Administrative Agent may reasonably require, reflecting the absence of Liens and encumbrances on the assets of the Co-Borrowers constituting Collateral on the Closing Date, other than Permitted Liens.

(i) Consents.  All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

(j) Representations and Warranties.  All representations and warranties of the Co-Borrowers and the Guarantors contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Closing Date Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Closing Date Transactions.

(k) No Event of Default.  Before and after giving effect to the Closing Date Transactions, no Event of Default shall have occurred and be continuing on the Closing Date.

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(l) Patriot Act.  The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from a Co-Borrower or Guarantor prior to such date.

(m) Release of Existing Liens.  Upon the making of the initial Loans on the Closing Date (and after giving effect to the application of the proceeds thereof), all outstanding loans under the UAL Amended Credit Facility and the Existing Revolver, if any, shall have been paid in full and all commitments to extend credit thereunder shall have been terminated, and the liens securing the UAL Amended Credit Facility and the Existing Revolver shall have been released, in each case in a manner reasonably satisfactory to the Administrative Agent.

The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

Section 4.02. Conditions Precedent to Each Loan and Each Letter of Credit.  The obligation of the Lenders to make each Loan and of the Issuing Lenders to issue each Letter of Credit, including the initial Loans and the initial Letters of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent (provided, that any condition precedent to drawing of a Revolving Loan may be waived only by the Required Revolving Lenders):

(a) Notice.  The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such borrowing or a request for issuance of such Letter of Credit pursuant to Section 2.02, as the case may be.

(b) Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents (other than, with respect to Loans made or Letters of Credit issued after the Closing Date, the representations and warranties set forth in Sections 3.05(b), 3.06 and 3.09(a)) shall be true and correct in all material respects on and as of the date of such Loan or the issuance of such Letter of Credit hereunder (both before and after giving effect thereto and, in the case of each Loan, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan or the issuance of such Letter of Credit hereunder.

(c) No Default.  On the date of such Loan or the issuance of such Letter of Credit hereunder, no (i) Event of Default or (ii) Default under Section 5.01(a), 5.01(b), Section 7.01(e) or, to the knowledge of a Responsible Officer of the Co-Borrowers, under Section 7.01(i) shall have occurred and be continuing nor shall any such Event of Default or Default, as the case may be, occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit and, in the case of each Loan, the application of proceeds thereof.

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(d) Collateral Coverage Ratio.  On the date of such Loan or the issuance of such Letter of Credit hereunder (and after giving pro forma effect thereto), the Collateral Coverage Ratio shall not be less than 1.67 to 1.0.

(e) No Going Concern Qualification.  On the date of such Loan or the issuance of such Letter of Credit hereunder, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by the Parent pursuant to Section 5.01(a) shall not include a “going concern” qualification under GAAP as in effect on the date of this Agreement or, if there is a change in the relevant provisions of GAAP thereafter, any like qualification or exception under GAAP after giving effect to such change.

The acceptance by either Co-Borrower of each extension of credit hereunder shall be deemed to be a representation and warranty by such Co-Borrower that the conditions specified in this Section 4.02 have been satisfied at that time.

SECTION 5.

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), or the principal of or interest on any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 5.01. Financial Statements, Reports, etc.  The Co-Borrowers shall deliver to the Administrative Agent on behalf of the Lenders:

(a) Within ninety (90) days after the end of each fiscal year, Parent’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of Parent to be audited for Parent by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(b) Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Parent’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of

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the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system;

(c) Within the time period under Section 5.01(a) above, (A) a certificate of a Responsible Officer of Parent certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) a consolidated budget for Parent and its Subsidiaries for the then current fiscal year;

(d) Within the time period under (a) and (b) of this Section 5.01, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with Sections 6.08 and 6.09(a) as of the end of the preceding fiscal quarter, including an updated calculation of the Collateral Coverage Ratio reflecting the most recent Appraisals (as adjusted for any Dispositions or additions to the Collateral since the date of delivery to the Administrative Agent of such Appraisals);

(e) Within 15 days after a Responsible Officer of a Co-Borrower obtains knowledge that there has been one or more Dispositions of Collateral (excluding those described in clause (b), (d) or (e)(iv) of the definition of “Permitted Disposition”) since the date of the Officer’s Certificate demonstrating compliance with Section 6.09(a) most recently delivered under this Agreement by the Co-Borrowers to the Administrative Agent having an Appraised Value in the aggregate in excess of 10% of the aggregate Appraised Value of all Collateral, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with Section 6.09(a);

(f) Promptly after the occurrence thereof, written notice of the termination of a Plan of the Co-Borrowers pursuant to Section 4042 of ERISA;

(g) Promptly after a Responsible Officer obtains knowledge thereof, notice of the failure of any material assumption contained in any Appraisal to be correct, except if such failure would not reasonably be expected to materially adversely affect the Appraised Value of the applicable type of Collateral;

(h) So long as any Commitment, Loan or Letter of Credit is outstanding, promptly after the Chief Financial Officer or the Treasurer of the Parent becoming aware of the occurrence of a Default or an Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Parent and its Subsidiaries are taking or propose to take with respect thereto; and

(i) Promptly, from time to time, such other information regarding the Collateral and the operations, business affairs and financial condition of either Co-Borrower or any Guarantor,

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in each case as the Administrative Agent, at the request of any Lender, may reasonably request (it being understood that, so long as no Event of Default shall have occurred and be continuing, the Co-Borrowers shall not be obligated to provide utilization reports with respect to Pledged Slots or Pledged Routes).

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com.  Information required to be delivered pursuant to this Section 5.01 by the Co-Borrowers shall be delivered pursuant to Section 10.01 hereto.  Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which a Co-Borrower provides written notice to the Administrative Agent that such information has been posted on such Co-Borrower’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by such Co-Borrower to the Administrative Agent from time to time.  Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by a Co-Borrower or a Guarantor as “PUBLIC”, (ii) such notice or communication consists of copies of a Co-Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on a Co-Borrower’s general commercial website on the Internet, as such website may be specified by such Co-Borrower to the Administrative Agent from time to time.

Section 5.02. Taxes.  Parent shall pay, and cause each of its Subsidiaries to pay, all material taxes, assessments, and governmental levies before the same shall become more than 90 days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably be expected to have a material adverse effect on Parent.

Section 5.03. Stay, Extension and Usury Laws.  The Co-Borrowers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Co-Borrowers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.04. Corporate Existence.  Parent shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

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(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary; and

(2) the rights (charter and statutory) and material franchises of Parent and its Restricted Subsidiaries; provided, however, that Parent shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.10 hereof or described in Section 6.10(b).

Section 5.05. Compliance with Laws.  Parent shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Parent may designate any Restricted Subsidiary of it (other than a Co-Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation.  That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b) Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions.  The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be permitted only if (i) such Indebtedness is permitted under Section 6.03 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (ii) no Default or Event of Default would be in existence following such designation.

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Section 5.07. Delivery of Appraisals.  The Co-Borrowers shall:

(1) on a date within 30 days prior to April 1 of each year, beginning in 2014;

(2) on the date upon which any Additional Collateral is pledged as Collateral to the Administrative Agent to secure the Obligations and the Junior Secured Debt, but only with respect to such Additional Collateral;

(3) promptly (but in any event within 45 days) following a request by the Administrative Agent if an Event of Default has occurred and is continuing; and

(4) promptly (but in any event within 45 days) following any Disposition or series of related Dispositions of Pledged Slots at Newark Liberty International Airport (other than any Disposition described in clause (d), (e)(ii), (e)(iv) or (f) of the definition of “Permitted Disposition”) comprising more than 25% of the Appraised Value of the Pledged Slots;

deliver to the Administrative Agent one or more Appraisals establishing the Appraised Value of the Collateral; provided, however, that only an Appraisal with respect to the Additional Collateral (in the case of clause (2) above) or with respect to the Pledged Slots at Newark Liberty International Airport (in the case of clause (4) above), as the case may be, shall be required to be delivered.  In addition to the requirements set forth in this Section 5.07, if at any time the Administrative Agent in its reasonable good faith business judgment believes that any material assumption contained in any Appraisal fails to be correct, except if such failure would not reasonably be expected to result in the Collateral Coverage Ratio being less than 1.67 to 1.0, it may request the delivery of an updated Appraisal with respect to the affected Collateral, and the Co-Borrowers and Guarantors shall cooperate with the applicable Appraiser(s) to ensure that the Administrative Agent receives the same.  The Co-Borrowers may from time to time cause subsequent Appraisals to be delivered to the Administrative Agent if it believes that any affected item of Collateral has a higher Appraised Value than that reflected in the most recent Appraisals delivered pursuant to this Section 5.07.

Section 5.08. Regulatory Cooperation.  In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Administrative Agent in the Collateral Documents, Parent will, and will cause its Restricted Subsidiaries to, reasonably cooperate in good faith with the Administrative Agent or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Administrative Agent or its designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Administrative Agent and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Administrative Agent or its designee obtain such licenses, consents and approvals, and at such time Parent will, and will cause its Restricted Subsidiaries to, cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Administrative Agent or its designee).

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Section 5.09. Regulatory Matters; Citizenship; Utilization; Collateral Requirements.

(a) Until the Airlines Merger, each Co-Borrower will, and from and after the Airlines Merger, the Co-Borrower that is the surviving entity will (and from and after any Airline/Parent Merger, the entity that is the surviving entity will):

(1) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold or co-hold a certificate under Section 41102(a)(1) of Title 49;

(2) be a United States Citizen;

(3) maintain at all times its status at the FAA as an “air carrier” and hold or co-hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time (except that a Co-Borrower need not hold or co-hold such an operating certificate or operating specifications so long as it is covered by another Co-Borrower’s operating certificate or operating specifications, respectively);

(4) possess (or co-possess) and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the Pledged Slots or the Pledged Routes operated by it, and to the conduct of its business and operations as currently conducted, except (i) to the extent that any failure to possess or maintain would not reasonably be expected to result in a Collateral Material Adverse Effect and (ii) that a Co-Borrower need not possess (or co-possess) and maintain such certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies or consents so long as it is covered by another Co-Borrower’s certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies or consents, respectively;

(5) maintain Pledged Gate Leaseholds sufficient to ensure its ability to retain its right in and to the Pledged Routes and to preserve its right in and to its Pledged Slots, except to the extent that any failure to maintain would not reasonably be expected to result in a Collateral Material Adverse Effect;

(6) utilize its Pledged Slots in a manner consistent with applicable regulations, rules, foreign laws and contracts in order to preserve its right to hold and use its Pledged Slots, taking into account any waiver or other relief granted to it by any applicable Governmental Authority or Airport Authority, except to the extent that any failure to utilize would not reasonably be expected to result in a Collateral Material Adverse Effect;

(7) cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including, without limitation, satisfying any applicable Use or Lose Rule, except to the

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extent that any failure to do so would not reasonably be expected to result in a Collateral Material Adverse Effect;

(8)  take or cause to be taken such actions (including pursuant to Section 5.12 hereof) to ensure that at all times the Pledged FAA Slots shall include FAA Slots at Newark Liberty International Airport (i) that meet the criteria of “High Peak” slots set forth in the Initial Appraisal of MBA (or comparable criteria) in a quantity not less than 66% of the FAA Slots at Newark Liberty International Airport meeting such criteria held by the Co-Borrowers as of the Closing Date and (ii) in a quantity not less than 66% of all FAA Slots at Newark Liberty International Airport held by the Co-Borrowers as of the Closing Date;

(9) utilize its Pledged Routes in a manner consistent with Title 49, applicable foreign law, the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, and any applicable treaty in order to preserve its rights to hold and operate its Pledged Routes, except to the extent that any failure to utilize would not reasonably be expected to result in a Collateral Material Adverse Effect; and

(10) cause to be done all things reasonably necessary to preserve and keep in full force and effect its authority to serve its Pledged Routes, except to the extent that any failure to do so would not reasonably be expected to result in a Collateral Material Adverse Effect.

(b) Without in any way limiting Section 5.09(a) hereof, until the Airlines Merger, each Co-Borrower will, and from and after the Airlines Merger, the Co-Borrower that is the surviving entity will (and from and after any Airline/Parent Merger, the entity that is the surviving entity will):

(1) promptly take all such steps as may be reasonably necessary to obtain renewal of its authority to serve its Pledged Routes from the DOT and any applicable Foreign Aviation Authorities within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and notify the Administrative Agent of any material adverse development in the renewal of such authority;

(2) promptly take all such steps as may be reasonably necessary to maintain, renew and obtain, or obtain the use of, Pledged Gate Leaseholds as needed for its continued and future operations over its Pledged Routes or using the Pledged FAA Slots;

(3) take all actions reasonably necessary or advisable in order to maintain its material rights to use its Pledged Routes (including, without limitation, protecting its Pledged Routes from dormancy or withdrawal by the DOT or any applicable Foreign Aviation Authorities) and to have access to its Pledged Gate Leaseholds; and

(4) pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain its Pledged Routes and have access to its Pledged Gate Leaseholds.

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Section 5.10. Collateral Ownership.

Subject to the provisions described (including the actions permitted) under Sections 6.04 and 6.10 hereof, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral, except as provided in Section 5.09.

Section 5.11. Insurance.  The Co-Borrowers shall (subject to any different insurance requirements with respect to any particular Collateral as shall be set forth in the Collateral Document granting a Lien in favor of the Administrative Agent in such Collateral):

(1) keep all Collateral that is tangible property insured at all times, against such risks, including risks insured against by extended coverage, as is prudent and customary with U.S.-based companies of the same or similar size in the same or similar businesses;

(2) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of the tangible Collateral owned, occupied or controlled by the Co-Borrowers, in such amounts and with such deductibles as are prudent and customary with U.S.-based companies of the same or similar size in the same or similar businesses and in the same geographic area;

(3) maintain such other insurance or self insurance as may be required by law; and

(4) maintain business interruption insurance in amounts and on terms as are customary in the U.S. domestic airline industry for major U.S. air carriers having both substantial domestic and international operations.

Section 5.12. Additional Guarantors; Grantors; Collateral.

(a) If the Parent or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Closing Date, then the Parent will promptly cause such Domestic Subsidiary to become a party to the Guarantee contained in Section 9 hereof by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B; provided, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary need not become a Guarantor unless and until 30 Business Days after such time as it ceases to be an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Obligations.

(b) If Parent or any Restricted Subsidiary of Parent desires or is required pursuant to the terms of this Agreement to add Additional Collateral after the Closing Date, Parent shall, in each case at its own expense, (A) cause any such Restricted Subsidiary to become a party to the Guarantee contained in Section 9 hereof (to the extent such Restricted Subsidiary is not already a party thereto) and cause any such Grantor to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create

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and perfect a first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties applicable to such Additional Collateral, by executing and delivering to the Administrative Agent an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B and/or joinders to all applicable Collateral Documents or pursuant to new Collateral Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent (it being understood, that in the case of Additional Collateral of a type that has not been theretofore included in the Collateral, such Additional Collateral may be subject to such additional terms and conditions as may be customarily required by lenders in similar financings of a similar size for similarly situated borrowers secured by the same type of Collateral, as agreed by the Co-Borrowers and the Administrative Agent in their reasonable discretion), (B) promptly execute and deliver (or cause such Restricted Subsidiary to execute and deliver) to the Administrative Agent such documents and take such actions to create, grant, establish, preserve and perfect the first priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under the definition of “Additional Collateral” in Section 1.01 or under Section 6.06 and the filing of UCC financing statements) in favor of the Administrative Agent for the benefit of the Secured Parties on such assets of Parent or such Restricted Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Administrative Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent, for the benefit of the Secured Parties, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to Parent or such Restricted Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral and in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.13. Access to Books and Records.

(a) The Co-Borrowers and the Guarantors will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of Co-Borrowers and the Guarantors.

(b) The Co-Borrowers and the Guarantors will permit, to the extent not prohibited by applicable law, any representatives designated by the Administrative Agent or any Governmental Authority that is authorized to supervise or regulate the operations of a Lender, as designated by such Lender, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to the Co-Borrowers and the Guarantors, to visit and inspect the Collateral and the properties of each of the Co-Borrowers and the Guarantors, to examine its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that if an Event of Default has occurred and is continuing, the Co-Borrowers and the Guarantors shall be responsible for the reasonable costs and expenses of any visits of the Administrative Agent and the Lenders, acting together (but not separately).

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Section 5.14. Further Assurances.  Each Co-Borrower and each Guarantor shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, or by the FAA, or that the Administrative Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, to the extent required under this Agreement or the Collateral Documents.

SECTION 6.

NEGATIVE COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)) or principal of or interest on any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 6.01. Restricted Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Parent, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to Parent or a Restricted Subsidiary of Parent);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of either Co-Borrower or any Guarantor that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Stated Maturity thereof; or

(iv) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

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unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing;

(2) Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (17) of Section 6.01(b) hereof), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from July 1, 2011 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent since the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Parent and excluding Excluded Contributions); plus

(C) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary of Parent from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or a Restricted Subsidiary of Parent or convertible or exchangeable debt securities of Parent or a Restricted Subsidiary of Parent (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the Closing Date for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(D) to the extent that any Restricted Investment that was made after the Closing Date (other than in reliance on clause (16) of Section 6.01(b)) is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

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(E) to the extent that any Unrestricted Subsidiary of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (i) the Fair Market Value of Parent’s Restricted Investment in such Subsidiary (made other than in reliance on clause (16) of Section 6.01(b)) as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(F) 100% of any dividends received in cash by Parent or a Restricted Subsidiary of Parent after the Closing Date from an Unrestricted Subsidiary of Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

(b) The provisions of Section 6.01(a) hereof will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(B) of Section 6.01 hereof and will not be considered to be Excluded Contributions;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of either Co-Borrower or any Guarantor that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Parent or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that

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the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $50.0 million in any 12-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Parent and its Restricted Subsidiaries may not exceed $100.0 million in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (y) the Continental/UAL Merger, in which case no dollar limitation shall be applicable); provided further that Parent or any of its Restricted Subsidiaries may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, up to $25.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6) the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of Parent or any preferred stock of any Restricted Subsidiary of Parent in each case either outstanding on the Closing Date or issued on or after the Closing Date in accordance with Section 6.03 hereof;

(8) payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities (such as Continental’s Term Income Deferred Equity Securities) into Capital Stock of any such Person;

(9) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Disqualified Stock or preferred stock of any Restricted Subsidiary of Parent to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(10) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of either Co-Borrower

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or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Co-Borrowers (or a third party to the extent permitted by this Agreement) have prepaid the Loans and discharged LC Exposure in accordance with Section 2.12(g) (it being agreed that either Co-Borrower or any Guarantor may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under the Restricted Payments covenant);

(11) Restricted Payments made with Excluded Contributions;

(12) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(13) the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that Parent would, on the date of such distribution after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a) hereof; provided, further, that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(14) the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $500.0 million since the Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(15) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $750.0 million, such aggregate amount to be calculated from the Closing Date;

(16) so long as no Default or Event of Default has occurred and is continuing, any Restricted Investment by Parent and/or any Restricted Subsidiary of Parent; and

(17) the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Parent or any Restricted Subsidiary of Parent.

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In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this Section 6.01 will be determined by an Officer of Parent and, if greater than $10.0 million, set forth in an officer’s certificate of Parent delivered to the Administrative Agent.

For purposes of determining compliance with this Section 6.01, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (17) of subparagraph (b) of this Section 6.01, or is entitled to be made pursuant to subparagraph (a) of this Section 6.01, Parent will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.01.

For the avoidance of doubt, the following shall not constitute Restricted Payments and therefore will not be subject to any of the restrictions described in this Section 6.01:

(a)           the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of Parent or any Restricted Subsidiary of Parent that is not contractually subordinated to the Obligations;

(b)           the payment of regularly scheduled amounts in respect of, and the issuance of common stock of Parent upon conversion of, the 6% Convertible Preferred Securities, Term Income Deferred Equity Securities (TIDES) SM issued by Continental Airlines Finance Trust II or the underlying 6% Convertible Junior Subordinated Debentures due 2030 issued by Continental; and

(c)           the conversion of the Capital Stock of either Co-Borrower pursuant to the Airlines Merger or the conversion of the Capital Stock of either Co-Borrower or Parent pursuant to the Airline/Parent Merger.

Notwithstanding anything in this Agreement to the contrary, if a Restricted Payment is made at a time when a Default has occurred and is continuing and such Default is subsequently cured, the Default or Event of Default arising from the making of such Restricted Payment during the existence of such Default shall simultaneously be deemed cured.

Section 6.02. Restrictions on Ability of Restricted Subsidiaries to Pay Dividends and Make Certain Other Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries or with respect to any other interest or

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participation in the profits of such Restricted Subsidiary, or measured by the profits of such Restricted Subsidiary;

(2) pay any indebtedness owed to Parent or any of its Restricted Subsidiaries;

(3) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.02(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (A) governing Existing Indebtedness, Credit Facilities and any other obligations, in each case as in effect on (or required by agreements in effect on) the Closing Date or (B) in effect on the Closing Date;

(2) this Agreement and the Collateral Documents;

(3) agreements governing other Indebtedness or shares of preferred stock permitted to be incurred or issued under the provisions of Section 6.03 hereof; provided, that if such Restricted Subsidiary incurring or issuing such Indebtedness or shares of preferred stock is not a Guarantor, the restrictions therein are either (in each case, as determined in good faith by a senior financial officer of Parent) (A) not materially more restrictive, taken as a whole, than those contained in this Agreement or (B)(i) customary for instruments of such type and (ii) will not materially adversely impact the ability of the Co-Borrowers to make required principal and interest payments on the Loans or any reimbursement obligation with respect to LC Disbursements;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries (including by way of merger, consolidation or amalgamation of Parent or any of its Restricted Subsidiaries) as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(6) customary provisions in contracts, licenses, leases and asset sale agreements entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property

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(or proceeds thereof) purchased or leased of the nature described in clause (4) of Section 6.02(a) hereof;

(8) any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, asset sales or loans by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of a senior financial officer of Parent, taken together as a whole, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in (A) the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing or (B) this Agreement;

(10) Permitted Liens and Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property or loans or advances in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets or the joint venture entity, as applicable, that are the subject of such agreements or otherwise in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any instrument or agreement entered into in connection with any full or partial “spin-off” or similar transactions;

(14) any encumbrance or restriction of the type referred to in clauses (1), (2), (3) and (4) of Section 6.02(a) imposed by any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 6.02(b); provided that such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of a senior financial officer of Parent, taken together as a whole, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in (A) the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing or (B) this Agreement; and

(15) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Subsidiary or any

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Standard Securitization Undertaking, in each case, in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary.

Section 6.03. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Parent’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 1.1 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 6.03(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness incurred under the Loan Documents and any Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (1);

(2) the incurrence by Parent and its Restricted Subsidiaries of the Existing Indebtedness and any Indebtedness that is incurred pursuant to or in lieu of a commitment in existence as of the Closing Date;

(3) the incurrence by either Co-Borrower or any Guarantor of (A) Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (3) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent and its Restricted Subsidiaries thereunder) not to exceed $2.60 billion and (B) Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under Credit Facilities secured on a junior priority basis by some or all of the collateral securing Indebtedness under Credit Facilities contemplated by clause (A) of this clause (3) in an aggregate principal amount at any one time outstanding under this clause (3)(B) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent and its Restricted Subsidiaries thereunder) not to exceed $1.5 billion; provided that no

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Indebtedness or letters of credit incurred pursuant to this clause (3) is secured by a Lien on any property or asset that constitutes Collateral;

(4) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness represented by, or incurred in connection with, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (or reimbursing Parent or any of its Restricted Subsidiaries for) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (including without limitation airport, maintenance, training and office facilities, ground support equipment and tooling) used in the business of Parent or any of its Restricted Subsidiaries; provided that no Indebtedness incurred pursuant to this clause (4) is secured by a Lien on any property or asset that constitutes Collateral;

(5) the incurrence by Parent or any of its Restricted Subsidiaries of (A) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.03(a) or clauses (2), (4), (5), (6), (13), (20), (21), (24) or (25) of this Section 6.03(b) and (B) Permitted Refinancing Indebtedness secured by aircraft, airframes, engines, spare parts, flight simulators, flight training devices or other assets replacing, renewing, refunding, extending, refinancing, defeasing or discharging any other Indebtedness of Parent or any of its Restricted Subsidiaries that was secured by aircraft, airframes, engines, spare parts, flight simulators, flight training devices or other assets;

(6) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock (including Acquired Debt) (A) as part of, or to finance, the acquisition (including by way of merger) of any Permitted Business, (B) incurred in connection with, or as a result of, the merger, consolidation or amalgamation of any Person (including Parent or any of its Restricted Subsidiaries) that owns a Permitted Business with or into Parent or a Restricted Subsidiary of Parent, or into which Parent or a Restricted Subsidiary of Parent is merged, consolidated or amalgamated, or (C) that is an outstanding obligation of a Person that owns a Permitted Business at the time that such Person is acquired by Parent or a Restricted Subsidiary of Parent and becomes a Restricted Subsidiary of Parent;

(7) the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and/or any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent or a Restricted Subsidiary of Parent, will be deemed, in each case under this proviso, to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

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(8) the issuance by any Restricted Subsidiaries of Parent to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent or a Restricted Subsidiary of Parent; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either Parent or a Restricted Subsidiary of Parent,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the incurrence by Parent or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10) the guarantee by Parent or any Restricted Subsidiary of Parent of Indebtedness of Parent or a Restricted Subsidiary of Parent to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then such guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds and surety bonds in the ordinary course of business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(12) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(13) Indebtedness (A) constituting credit support or financing from aircraft or engine manufacturers or their affiliates or (B) incurred to finance the acquisition of aircraft, airframes, engines, spare parts, flight simulators, flight training devices, QEC Kits or other operating assets; provided that no Indebtedness may be incurred in reliance on subsection (B) of this clause (13) more than 24 months after such acquisition; provided, further, that no such Indebtedness incurred in reliance on this clause (13) may be secured by a Lien on any property or asset that constitutes Collateral;

(14) Indebtedness issued to current or former directors, consultants, managers, officers and employees and their spouses or estates (a) to purchase or redeem Capital Stock of Parent issued to such director, consultant, manager, officer or employee in an aggregate principal amount not to exceed $10.0 million in any 12-

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month period or (b) pursuant to any deferred compensation plan approved by the Board of Directors of Parent;

(15) reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances that are not secured by Liens on any property or asset that constitutes Collateral;

(16) surety and appeal bonds that are not secured by Liens on any property or asset that constitutes Collateral and that do not secure judgments that constitute an Event of Default;

(17) Indebtedness of Parent or any of its Restricted Subsidiaries to credit card processors in connection with credit card processing services incurred in the ordinary course of business of Parent and its Restricted Subsidiaries;

(18) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Parent or to any other Restricted Subsidiary of Parent or their assets (other than such Receivables Subsidiary and its assets and, as to Parent or any other Restricted Subsidiary of Parent, other than Standard Securitization Undertakings) and is not guaranteed by any such Person;

(19) the incurrence of Indebtedness of Parent or any of its Restricted Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the ordinary course of business;

(20) the incurrence of obligations under the Co-Branded Agreement to the extent such obligations may be deemed to constitute Indebtedness of Parent or any of its Restricted Subsidiaries;

(21) the incurrence by either Co-Borrower or any Guarantor (or, in the case of the Co-Branded Secured Obligations, any Restricted Subsidiary of Parent) of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) secured by a Lien on the Collateral that is junior to the Liens securing the Obligations (including, without limitation, the Co-Branded Secured Obligations) and Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (21);

(22) Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Parent or any of its Restricted Subsidiaries in connection with such disposition;

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(23) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of Parent or the applicable Restricted Subsidiary of Parent;

(24) the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness that is either (A) unsecured and expressly contractually subordinated to the prior payment in full in cash of all Obligations and Guaranteed Obligations on terms not materially less favorable to the Lenders than those customary at the time of incurrence (determined in good faith by a senior financial officer of Parent) for senior subordinated “high yield” debt securities or (B) unsecured, pari passu with all Obligations and Guaranteed Obligations and convertible into common stock of Parent; provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (A) and (B) together, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (24), does not exceed $1.0 billion at any time outstanding; and

(25) the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness that is not secured by a Lien on any property or asset that constitutes Collateral in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (25), not to exceed $2.0 billion, at any time outstanding.

For purposes of determining compliance with this Section 6.03, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) of Section 6.03(b) hereof or is entitled to be incurred pursuant to Section 6.03(a) hereof, the Parent will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.03; provided that (A) all Junior Secured Debt will at all times be deemed to have been incurred in reliance on the exception provided by clause (21) of the definition of “Permitted Debt” and (B) the term “Existing Indebtedness” will not include any Indebtedness that is permitted to be incurred under clauses (1), (3) or (21) of this Section 6.03(b).

None of the following will constitute an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 6.03:

(1) the accrual of interest or preferred stock dividends;

(2) the accretion or amortization of original issue discount;

(3) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms;

(4) the reclassification of preferred stock as Indebtedness due to a change in accounting principles; and

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(5) the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 6.03, the maximum amount of Indebtedness that Parent or any of its Restricted Subsidiaries may incur pursuant to this Section 6.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness as of such date, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness as of such date, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets as of such date; and

(B) the amount of the Indebtedness of the other Person as of such date.

Section 6.04. Disposition of Collateral.  Neither a Co-Borrower nor any Grantor shall sell or otherwise Dispose of any Collateral (including, without limitation, by way of any Sale of a Grantor) except that such sale or other Disposition shall be permitted (i) in the case of a Permitted Disposition or (ii) provided that upon consummation of any such sale or other Disposition (A) no Event of Default shall have occurred and be continuing, (B) the Collateral Coverage Ratio is no less than 1.67 to 1.0 after giving effect to such sale or other Disposition (including any deposit of any Net Proceeds received upon consummation thereof in the Collateral Proceeds Account subject to an Account Control Agreement and any concurrent pledge of Additional Collateral, if any) and (C) the Co-Borrowers are in compliance with Section 5.09(a)(8) after giving effect to such sale or other Disposition (including any pledge of Additional Collateral, if any); provided that nothing contained in this Section 6.04 is intended to excuse performance by either Co-Borrower or any Guarantor of any requirement of any Collateral Document that would be applicable to a Disposition permitted hereunder.  A Disposition of Collateral referred to in clause (d), (e)(iv) or (f) of the definition of “Permitted Disposition” shall not result in the automatic release of such Collateral from the security interest of the applicable Collateral Document, and the Collateral subject to such Disposition shall continue to constitute Collateral for all purposes of the Loan Documents (without prejudice to the rights of the Co-Borrowers to release any such Collateral pursuant to Section 6.09(c)).

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Section 6.05. Transactions with Affiliates.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary (taking into account all effects Parent or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2) Parent delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.05(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200.0 million, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a) hereof:

(1) any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Parent and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);

(3) transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

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(4) payment of fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5) any issuance of Qualifying Equity Interests to Affiliates of Parent;

(6) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business;

(7) Permitted Investments and Restricted Payments that do not violate Section 6.01 hereof;

(8) loans or advances to employees in the ordinary course of business not to exceed $20.0 million in the aggregate at any one time outstanding;

(9) transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date);

(10) transactions between or among Parent and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(11) any transaction effected as part of a Qualified Receivables Transaction; and

(12) any purchase by Parent’s Affiliates of Indebtedness of Parent or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Parent.

Section 6.06. Liens.  Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral, except Permitted Liens.

Section 6.07. Business Activities.  Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole.

Section 6.08. Liquidity.  Parent will not permit the aggregate amount of Liquidity to be less than $3,000,000,000 at any time following the Closing Date.

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Section 6.09. Collateral Coverage Ratio.

(a) Parent will not permit at any time following the Closing Date the Collateral Coverage Ratio to be less than 1.67 to 1.0; provided, that if, (A) upon delivery of an Appraisal pursuant to Section 5.07 or otherwise pursuant to this Agreement (except pursuant to Section 5.07(2) or 5.07(3) or any Appraisal delivered to the Administrative Agent in connection with the designation of Additional Collateral solely to evidence compliance with the requirements of this Section 6.09(a)) and (B) solely with respect to determining compliance with this Section as a result thereof, it is determined that Parent shall not be in compliance with this Section 6.09(a), Parent shall, within forty-five (45) days (or, in the case of an Appraisal delivered pursuant to Section 5.07(4) within thirty (30) days) of the date of such Appraisal (or, in the case of an Appraisal required under Section 5.07(1) or 5.07(4) not delivered by the deadline thereunder, the date such Appraisal was due thereunder) designate Additional Collateral as additional Eligible Collateral and comply with Section 5.12 and/or prepay or cause to be prepaid the Loans in accordance with Section 2.12(b), collectively, in an amount sufficient to enable Parent to comply with this Section 6.09(a).

(b) Notwithstanding anything to the contrary contained herein, if Parent shall fail at any time to be in compliance with this Section 6.09 solely as a result of damage to or loss of any Collateral covered by insurance (pursuant to which the Administrative Agent is named as loss payee and with respect to which payments are to be delivered directly to the Administrative Agent) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation made pursuant to this Section 6.09 shall deem the relevant Grantor to have received Net Proceeds (and to have taken all steps necessary to have pledged such Net Proceeds as Additional Collateral) in an amount equal to the expected coverage amount (as determined by Parent in good faith and updated from time to time to reflect any agreements reached with the applicable insurer) and net of any amounts required to be paid out of such proceeds and secured by a Lien until the earliest of (i) the date any such Net Proceeds are actually received by the Administrative Agent, (ii) the date that is 270 days after such damage and (iii) the date on which any such insurer denies such claim; provided that, prior to giving effect to this clause (b), the Appraised Value of the Collateral shall be no less than 150% of the Total Obligations.  It is understood and agreed that if the Administrative Agent should receive any Net Proceeds directly from the insurer in respect of a Recovery Event and at the time of such receipt, (A) no Event of Default shall have occurred and be continuing and Parent is in compliance with Section 6.09(a) (without giving effect to the receipt of such Net Proceeds), the Administrative Agent shall promptly cause such proceeds to be paid to the Parent or the applicable Grantor and (B) an Event of Default shall have occurred and be continuing or Parent fails to be in compliance with Section 6.09(a) (without giving effect to the receipt of such Net Proceeds), the Administrative Agent shall promptly cause such proceeds to be deposited into the Collateral Proceeds Account maintained for such purpose with the Administrative Agent that is subject to an Account  Control Agreement and such proceeds shall be applied or released from such account in accordance with Section 2.12(a).

(c) At the Parent's request, the Lien on any asset or type or category of asset (including after-acquired assets of that type or category) included in the Collateral will be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect

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to such release, the Collateral Coverage Ratio is not less than 1.67 to 1.0 or (y) Parent shall prepay or cause to be prepaid the Loans and/or shall designate Additional Collateral and comply with Section 5.12, collectively, in an amount necessary to cause the Collateral Coverage Ratio to not be less than 1.67 to 1.0, and (C) Parent shall deliver an Officer's Certificate demonstrating compliance with this Section 6.09(c) and Section 5.09(a)(8) following such release.  In connection herewith, the Administrative Agent agrees to promptly provide any documents or releases reasonably requested by Parent to evidence such release.

Section 6.10. Merger, Consolidation, or Sale of Assets.

(a) Neither Parent nor either Co-Borrower (whichever is applicable, the “Subject Company”) shall directly or indirectly:  (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Subject Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Loans is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is a Co-Borrower) or pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3) immediately after such transaction, no Event of Default exists; and

(4) the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Section 6.10(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and/or its Restricted Subsidiaries.

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Clauses (3) and (4) of Section 6.10(a) will not apply to the Airlines Merger, the Airline/Parent Merger or any merger, consolidation or transfer of assets:

(1) between or among Parent and any of Parent’s Restricted Subsidiaries;

(2) between or among any of Parent’s Restricted Subsidiaries; or

(3) with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction.

(c) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a) hereof.

SECTION 7.

EVENTS OF DEFAULT

Section 7.01. Events of Default.  In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a) any representation or warranty made by either Co-Borrower or any Guarantor in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made; or

(b) default shall be made in the payment of (i) any principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable; (ii) any interest on the Loans and such default shall continue unremedied for more than five (5) Business Days; or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than ten (10) Business Days after receipt of written notice by the Co-Borrowers from the Administrative Agent of the default in making such payment when due; or

(c) default shall be made by Parent in the due observance of the covenant contained in Section 6.08 or 6.09(a) hereof; or

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(d) default shall be made by either Co-Borrower, Parent or any Restricted Subsidiary of Parent in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than sixty (60) days after receipt of written notice by the Co-Borrowers from the Administrative Agent of such default; or

(e) (A) any material provision of any Loan Document to which either Co-Borrower or a Guarantor is a party ceases to be a valid and binding obligation of such Co-Borrower or Guarantor, or either Co-Borrower or any of the Guarantors shall so assert in any pleading filed in any court or (B) the Lien on any material portion of the Collateral intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby (subject to Permitted Liens and except as permitted by the terms of this Agreement or the Collateral Documents or other than as a result of the action, delay or inaction of the Administrative Agent) for a period of fifteen (15) consecutive days after the Co-Borrowers receive written notice thereof from the Administrative Agent; or;

(f) Parent, either Co-Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing its inability generally to pay its debts; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against Parent, either Co-Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of Parent, either Co-Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, either Co-Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

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(3) orders the liquidation of Parent, either Co-Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(h) failure by Parent, either Co-Borrower or any of Parent’s Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or

(i) (1) either Co-Borrower or any Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall be permitted to cause such Material Indebtedness to become due prior to its scheduled final maturity date, and such ability to cause such Material Indebtedness to become due shall be continuing for a period of more than 60 consecutive days, (2) either Co-Borrower or any Guarantor shall default in the performance of any obligation relating to any Indebtedness of a Co-Borrower or a Guarantor (other than the Loans and obligations relating to Letters of Credit) outstanding under one or more agreements of a Co-Borrower or a Guarantor that results in such Indebtedness coming due prior to its scheduled final maturity date in an aggregate principal amount at any single time unpaid exceeding $200,000,000 or (3) either Co-Borrower or any Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of a Co-Borrower or a Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any single time unpaid exceeding $200,000,000; or

(j) a termination of a Plan of the Co-Borrowers pursuant to Section 4042 of ERISA that is reasonably expected to result in a Material Adverse Effect.

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Co-Borrowers, take one or more of the following actions, at the same or different times:

(i)           terminate forthwith the Commitments;

(ii)           declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans and other Obligations (other than Designated Hedging Obligations) together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Co-Borrowers accrued hereunder and under

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any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Co-Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(iii)           require the Co-Borrowers and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Co-Borrowers and the Guarantors shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Co-Borrowers and the Guarantors (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent in such amounts);

(iv)           set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent (or any of its affiliates) and apply such amounts to the obligations of the Co-Borrowers and the Guarantors hereunder and in the other Loan Documents; and

(v)           exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders.

In case of any event with respect to Parent, either Co-Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary described in clause (f) or (g) of this Section 7.01, the actions and events described in clauses (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Co-Borrowers.  Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).

SECTION 8.

THE AGENTS

Section 8.01. Administration by Agents.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each of the Lenders and each Issuing Lender hereby authorizes the Administrative Agent, in its sole discretion:

(i) in connection with the sale or other disposition of any asset that is part of the Collateral of either Co-Borrower or any other Grantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Administrative Agent, for the benefit of the Secured Parties, on such asset;

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(ii) to determine that the cost to either Co-Borrower or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that such Co-Borrower or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Administrative Agent, for the benefit of the Secured Parties;

(iii) to enter into the other Loan Documents on terms acceptable to the Administrative Agent and to perform its respective obligations thereunder;

(iv) to execute any documents or instruments necessary to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;

(v) to enter into (i) the Chase Intercreditor Agreement and (ii) any other intercreditor and/or subordination agreements in accordance with Sections 6.06 and 10.18 on terms reasonably acceptable to the Administrative Agent, and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and

(vi) to enter into any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Administrative Agent, for the benefit of the Secured Parties, on any assets of either Co-Borrower or any other Grantor to secure the Obligations.

Section 8.02. Rights of Administrative Agent.  Any institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with either Co-Borrower, Parent or any Subsidiary or other Affiliate of Parent as if it were not an Administrative Agent hereunder.

Section 8.03. Liability of Agents.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Co-Borrower, Parent or any of Parent’s Subsidiaries that is communicated to or obtained by the institution serving as an Administrative Agent or any of its Affiliates in any capacity and (iv) the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any

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Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by a Co-Borrower, Parent or a Lender, and the Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for a Co-Borrower or Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(d) Anything herein to the contrary notwithstanding, none of the Syndication Agents, Documentation Agents or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the  issuer of Letters of Credit hereunder.

Section 8.04. Reimbursement and Indemnification.  Each Lender agrees (a) to reimburse on demand the Administrative Agent for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the

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Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Co-Borrowers or the Guarantors and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Co-Borrowers or the Guarantors (except such as shall result from its gross negligence or willful misconduct).

Section 8.05. Successor Agents.  Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Co-Borrowers.  Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default or Default has occurred and is continuing) of the Co-Borrowers (such consent not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent (provided no Event of Default or Default has occurred or is continuing) of the Co-Borrowers (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Co-Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Co-Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.

Section 8.06. Independent Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Section 8.07. Advances and Payments.

(a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Term Loan Commitment or Revolving Commitment, as applicable, hereunder.  Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 2.20(a), 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b).  All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

Section 8.08. Sharing of Setoffs.  Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against a Co-Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest).  Each Co-Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Loan or LC Exposure acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Co-Borrowers to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.  The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by a Co-Borrower or a Guarantor pursuant to and in accordance with the express

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terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 8.09. Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

Section 8.10. Appointment by Secured Parties.  Each Secured Party that is not a party to this Agreement shall be deemed to have appointed the Administrative Agent as its agent under the Loan Documents in accordance with the terms of this Section 8 and to have acknowledged that the provisions of this Section 8 apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

SECTION 9.

GUARANTY

Section 9.01. Guaranty.

(a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Co-Borrowers of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations” and the obligations of each Guarantor in respect thereof, its “Guaranty Obligations”).  Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations.  The Obligations of the Guarantors shall be joint and several.  Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.

(b) To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Co-Borrowers or any other Guarantor, and also waives notice of protest for nonpayment.  The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Co-Borrowers or any other Guarantor under the provisions of this Agreement

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or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.

(c) To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or a Lender in favor of the Co-Borrowers or any other Guarantor, or to any other Person.

(d) To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Co-Borrowers and of any other Guarantor and any circumstances affecting the ability of the Co-Borrowers to perform under this Agreement.

(e) To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)).  Neither the Administrative Agent nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f) Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

Section 9.02. No Impairment of Guaranty.  To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations.  To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other

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act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law.

Section 9.03. Continuation and Reinstatement, etc.  Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Lenders, any Lender or any other Secured Party upon the bankruptcy or reorganization of a Co-Borrower or a Guarantor, or otherwise.

Section 9.04. Subrogation.  Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Co-Borrowers arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding).  If any amount shall be paid to such Guarantor for the account of the Co-Borrowers relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

Section 9.05. Discharge of Guaranty.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Parent), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than Parent), in each case to a Person that is not (either before or after giving effect to such transactions) Parent or a Restricted Subsidiary of Parent or the merger or consolidation of a Guarantor with or into a Co-Borrower or another Guarantor, in each case, in a transaction permitted under this Agreement, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.  In addition, upon the request of the Co-Borrowers, the guarantee of any Guarantor that is an Immaterial Subsidiary shall be promptly released; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Co-Borrowers shall have delivered a certificate of a Responsible Officer certifying that such Subsidiary is an Immaterial Subsidiary; provided further that a Subsidiary that is considered not to be an Immaterial Subsidiary solely pursuant to clause (1) of the proviso of the definition thereof shall, solely for purposes of this clause (b), be considered an Immaterial Subsidiary so long as any applicable guarantee, pledge or other obligation of such Subsidiary with respect to any Junior Secured Debt (other than Co-Branded

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Secured Obligations) shall be irrevocably released and discharged substantially simultaneously with the release of such guarantee hereunder.

(c) The Administrative Agent shall use commercially reasonable efforts to execute and deliver, at the Co-Borrowers’ expense, such documents as either Co-Borrower or any such Guarantor may reasonably request to evidence the release of the guarantee of such Guarantor provided herein.

SECTION 10.

MISCELLANEOUS

Section 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to either Co-Borrower or any Guarantor, to it at United Airlines, 233 South Wacker Drive, Chicago, Illinois 60606, Telecopier No.: 312-997-8333, email:  Gerry.laderman@united.com; in each case Attention:  Treasurer;

(ii) if to JPMCB as Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, Newark, Delaware 19713-2107, facsimile: 302-634-4250; email: erica.r.roebuck@jpmorgan.com; Attention:  Erica Roebuck;

(iii) if to an Issuing Lender that is a Lender, to it at its address determined pursuant to clause (iv) below or, if to an Issuing Lender that is not a Lender, to it at the address most recently specified by it in notice delivered by it to the Administrative Agent and the Co-Borrowers, unless no such notice has been received, in which case to it in care of its Affiliate that is a Lender at its address determined pursuant to clause (iv); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an Assignment and Acceptance.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or a Co-Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.05(b) or Section 2.13(a).

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(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) a Co-Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Co-Borrower without such consent shall be null and void), provided that the foregoing shall not restrict any transaction permitted by Section 6.10, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (I) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, and (II) of Term Loans to either Co-Borrower pursuant to Section 10.02(g);

(B) the Co-Borrowers; provided that no consent of the Co-Borrowers shall be required for an assignment (I) if an Event of Default has occurred and is continuing, (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, or (III) by any of the Joint Lead Arrangers or any of their Affiliates as part of the primary syndication of the Term Loans (as determined by the Joint Lead Arrangers) in consultation with the Co-Borrowers, in each case so long as such assignee is an Eligible Assignee; provided, further, that the Co-Borrowers’ consent will be deemed given with respect to a proposed assignment if no response is received with ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b); and

(C) each Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

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(ii) Assignments shall be subject to the following additional conditions:

(A) any assignment of any portion of the Total Revolving Commitment, Revolving Loans, LC Exposure and Term Loans shall be made to an Eligible Assignee;

(B) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $5,000,000, in each case unless the Co-Borrowers and the Administrative Agent otherwise consent; provided that no consent of the Co-Borrowers shall be required with respect to such assignment if an Event of Default has occurred and is continuing; provided, further, that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent;

(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require; and

(F) notwithstanding anything to the contrary herein, any assignment of any Term Loans to either Co-Borrower shall be subject to the requirements of Section 10.02(g).

For the purposes of this Section 10.02(b), the term “Approved Fund” means with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Lender and/or a Term Lender, as the case may be, under this Agreement, and

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the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.

(iv) The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Co-Borrowers, the Guarantors, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by either Co-Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Co-Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Co-Borrowers, Administrative Agent, the Issuing Lender and each other Revolving Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Aggregate Exposure Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(a) or (b), 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) (i)  Any Lender may, without the consent of the Co-Borrowers, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Co-Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant.  Subject to Section 10.02(d)(ii), the Co-Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Co-Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Co-Borrowers, a Guarantor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

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(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.18(a).  The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation or additional amounts pursuant to Section 2.14 or 2.16.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Co-Borrowers, to comply with Sections 2.16(f), 2.16(g) and 2.16(h) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to either Co-Borrower or any of the Guarantors furnished to such Lender by or on behalf of either Co-Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Co-Borrowers by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans of any Class to either Co-Borrower in accordance with Section 10.02(b); provided that:

(i) the assigning Lender and the Co-Borrower purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(ii) any Term Loans assigned to such Co-Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iii) the purchase price of any such assignment may not be funded with the proceeds of any Revolving Loans;

(iv) no Event of Default has occurred or is continuing;

(v) any non-cash gain resulting from the cancellation of any Term Loans purchased by such Co-Borrower shall not increase Consolidated EBITDAR;

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(vi) at the time of any such assignment effected pursuant to a Dutch Auction, such Co-Borrower shall affirm to the assigning Term Lenders the No Undisclosed MNPI Representation with respect to its directors and officers (and shall affirm that such No Undisclosed MNPI Representation had been true and correct at the commencement of such Dutch Auction) with respect to the proposed assignment (it being understood that no such assignment of Term Loans pursuant to this Section 10.02(g) shall be required to be made by Dutch Auction); and

(vii) the assignment to such Co-Borrower and cancellation of Term Loans shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13 and shall not be subject to Section 8.08, but the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.02(g), and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans of such Class purchased hereunder.

Section 10.03. Confidentiality.  Each Lender agrees to keep any information delivered or made available by either Co-Borrower or any of the Guarantors to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates and their respective agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, (h) on a confidential basis to any rating agency in connection with rating the Parent and its Subsidiaries or any Facility, (i) with the consent of the Co-Borrowers, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to either Co-Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is received by such Lender from a third party that is not, to such Lender’s knowledge, subject to confidentiality obligations to the Co-Borrowers and (l) to the extent that such information is independently developed by such Lender.  If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by either Co-Borrower or any of the Guarantors under clauses (b) or (e) of this Section, such Lender will, to the extent permitted by law, provide such Co-Borrower or Guarantor with prompt notice, to the extent

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reasonable, so that such Co-Borrower or Guarantor may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) (i)  The Co-Borrowers shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent and the Joint Lead Arrangers (including the reasonable fees, disbursements and other charges of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Administrative Agent) associated with the syndication of the credit facilities provided for herein, and the preparation, execution and delivery of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or waivers of the provisions hereof requested by a Co-Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) in connection with any enforcement of the Loan Documents, (i) all fees and out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of a single counsel for the Administrative Agent) incurred during the continuance of a Default, (ii) all such fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent and the Lenders, which may be separate counsel) incurred during the continuance of an Event of Default; and (C) all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or incurred in connection with any release or addition of Collateral after the Closing Date.

(ii) All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b) The Co-Borrowers shall indemnify the Administrative Agent, the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Co-Borrowers, their equity holders, their Affiliates, their creditors or any other person, relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release

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of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to, or asserted against, the Parent or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee (or its Related Parties), be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or breach of any Loan Document by, such Indemnitee (or of any of its Related Parties), and in such case such Indemnitee (and its Related Parties) shall repay the applicable Co-Borrower the amount of any expenses previously reimbursed by such Co-Borrower in connection with any such loss, claims, damages, expenses or liability to such Indemnitee and, to the extent not repaid by any of them, such Indemnitee’s Related Parties not a party to this Agreement or (ii) result from any proceeding between or among Indemnitees that does not involve an action or omission by any Co-Borrower or its Affiliates (other than claims against any Indemnitee in its capacity or in fulfilling its role as the agent or arranger or any other similar role under the Facilities (excluding its role as a Lender).  This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(c) In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against either Co-Borrower under the provisions of any Loan Document, such Indemnitee shall promptly notify such Co-Borrower in writing and such Co-Borrower shall, if requested by such Indemnitee or if such Co-Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing and (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee.  A Co-Borrower shall not enter into any settlement of any such action or proceeding that admits any Indemnitee’s misconduct or negligence.  The failure to so notify a Co-Borrower shall not affect any obligations such Co-Borrower may have to such Indemnitee under the Loan Documents or otherwise other than to the extent that such Co-Borrower is materially adversely affected by such failure.  The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless:  (i) a Co-Borrower has agreed to pay such fees and expenses, (ii) a Co-Borrower has failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitees or (iii) the Indemnitees shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of the Co-Borrowers and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Co-Borrowers, in which case, if the Indemnitees notify the Co-Borrowers in writing that they elect to employ separate counsel at the expense of the Co-Borrowers, the Co-Borrowers shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that the Co-Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel.  The Co-Borrowers shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Co-Borrowers (which shall not be unreasonably withheld).

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(d) To the extent that the Co-Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or an Issuing Lender under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the applicable Issuing Lender in its capacity as such.

(e) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 10.05. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.06. No Waiver.  No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the

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exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.07. Extension of Maturity.  Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.08. Amendments, etc.

(a) No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than the Account Control Agreements), and no consent to any departure by either Co-Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:

(i) each Lender directly and adversely affected thereby (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce the principal amount of any Loan, any reimbursement obligation in respect of any Letter of Credit, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Co-Borrowers’ obligations hereunder or (C) amend, modify or waive any provision of Section 2.17(b);

(ii) all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders, or (C) release all or substantially all of the Liens granted to the Administrative Agent hereunder or under any other Loan Document (except to the extent contemplated by Section 6.09 on the date hereof or by the terms of the Collateral Documents), or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05);

(iii) all Revolving Lenders change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder;

(iv) the Required Class Lenders of each Class that is being allocated a lesser repayment or prepayment as a result thereof (relating to the amount of repayment or prepayment being allocated to another Class), change the application of prepayments as

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among or between Classes under Section 2.12 (it being understood that if additional Classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.27 are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.12); and

(v) all Lenders under any Class, reduce the percentage specified in the definition of “Required Class Lenders” with respect to such Class.

provided further, that any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Grantor and the Administrative Agent (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document, as contemplated by the definition of Additional Collateral set forth in Section 1.01 hereof or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is permitted by Section 6.09(c).

(b) No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender hereunder without its prior written consent.

(c) No notice to or demand on either Co-Borrower or any Guarantor shall entitle either Co-Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances.  Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender.  No amendment to this Agreement shall be effective against either Co-Borrower or any Guarantor unless signed by such Co-Borrower or such Guarantor, as the case may be.

(d) Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that either Co-Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders, then such Co-Borrower may replace any non-consenting Lender in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by either Co-Borrower to be made pursuant to this clause (i)); (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders), (iii) notwithstanding anything to the contrary herein, any modifications or amendments under any Extension Amendment entered in accordance with Section 2.28 may be made without the consent of the Required Lenders and (iv) if the Administrative Agent and the Co-Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Co-

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Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.

(e) In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents may be amended with the written consent of the Administrative Agent, the Co-Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Co-Borrowers (x) to permit the refinancing, replacement or modification of all outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders or Required Term Lenders, as applicable; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to or less favorable to the Lenders providing such Replacement Term Loans than those applicable to the Lenders of such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

(f) In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Co-Borrowers (a) to add one or more additional credit facilities to this Agreement (whether pursuant to Section 2.27 or otherwise) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders and/or Required Term Lenders, as applicable.

(g) In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Extension pursuant to Section 2.28, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non-Extending Lender on the applicable Revolving Maturity Date and/or Term Loan Maturity Date, as the case may be, applicable to the Loans of such Non-Extending Lenders without the prior written consent of Non-Extending Lenders that would constitute the

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Required Class Lenders with respect to any affected Class of such Loans if the Non-Extending Lenders were the only Lenders hereunder at the time.

(h) It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Revolving Maturity Date, the Term Loan Maturity Date or the maturity date of any tranche of Revolving Commitments, in each case, made in accordance with Section 2.28.

Section 10.09. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.10. Headings.  Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11. Survival.  All covenants, agreements, representations and warranties made by the Co-Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.  The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any provision hereof.

Section 10.12. Execution in Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13. USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Co-Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Co-Borrower and each Guarantor, which information includes the name and address of each Co-

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Borrower and each Guarantor and other information that will allow such Lender to identify each Co-Borrower and each Guarantor in accordance with the Patriot Act.

Section 10.14. New Value.  It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Loan or the issuance of any Letter of Credit hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders or Issuing Lenders, as the case may be, to the Co-Borrowers.

Section 10.15. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16. No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Co-Borrowers, their stockholders and/or their affiliates.  The Co-Borrowers agree that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Co-Borrowers, their stockholders or their affiliates, on the other hand.  The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Co-Borrowers and the Guarantors, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Co-Borrowers, their stockholders or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Co-Borrowers, their stockholders or their affiliates on other matters) or any other obligation to the Co-Borrowers except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Co-Borrowers, their management, stockholders, affiliates, creditors or any other Person.  Each Co-Borrower acknowledges and agrees that such Co-Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Co-Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Co-Borrower, in connection with such transaction or the process leading thereto.

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Section 10.17. Joint and Several Obligations.  It is the intent of the parties hereto that the Co-Borrowers shall be jointly and severally obligated hereunder, as co-borrowers under this Agreement, in respect of the principal of and interest on, and all other amount owing in respect of the Loans.  In that connection, each Co-Borrower hereby (i) jointly and severally and irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Co-Borrower with respect to the payment and performance of all of the obligations hereunder, it being the intention of the parties hereto that all such obligations shall be the joint and several obligations of each Co-Borrower without preferences or distinction among them and that the obligations of each borrower hereunder shall be unconditional irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety, and (ii) further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment or cash collateralization, by acceleration or otherwise), the Co-Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever.  The Co-Borrowers acknowledge and agree that the delivery of funds to either Co-Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to both Co-Borrowers for the purpose of binding them and their assets on a joint and several basis for the obligations hereunder.

Section 10.18. Intercreditor Agreements.  Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent shall enter into any intercreditor agreement pursuant to and as permitted by the terms of this Agreement (any such intercreditor agreement, and the Chase Intercreditor Agreement, an “Intercreditor Agreement”) and such Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document shall be subject to the terms and conditions of such Intercreditor Agreement.  In the event of any conflict between the terms of this Agreement, any other Loan Document and such Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent, in contravention of such Intercreditor Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

CONTINENTAL AIRLINES, INC., as a Co-Borrower

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance and Treasurer

UNITED AIR LINES, INC., as a Co-Borrower

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance and Treasurer

UNITED CONTINENTAL HOLDINGS, INC., as a Guarantor

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance and Treasurer

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JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

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BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Vice President

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ W. H. Pegler, Jr.
	Name:	W. H. Pegler, Jr.
	Title:	Managing Director

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CITIBANK, N.A., as a Lender

By:	/s/ Joseph Shanahan
	Name:	Joseph Shanahan
	Title:	Vice President and Director

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CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Charles Moran
	Name:	Charles Moran
	Title:	Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Thomas Jean
	Name:	Thomas Jean
	Title:	Vice President

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Vice President

By:	/s/ Wei-Jen Yuan
	Name:	Wei-Jen Yuan
	Title:	Associate

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DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

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GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

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MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Henrik Sandstrom
	Name:	Henrik Sandstrom
	Title:	Authorized Signatory

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MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Henrik Sandstrom
	Name:	Henrik Sandstrom
	Title:	Authorized Signatory

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ANNEX A
to Credit and Guaranty Agreement

LENDERS AND COMMITMENTS

A.           Revolving Commitments

Revolving Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$ 125,000,000
Barclays Bank PLC	$ 115,000,000
Bank of America, N.A.	$ 115,000,000
Citibank, N.A.	$ 115,000,000
Crédit Agricole Corporate and Investment Bank	$ 60,000,000
Credit Suisse AG, Cayman Islands Branch	$ 115,000,000
Deutsche Bank Trust Company Americas	$ 125,000,000
Goldman Sachs Bank USA	$ 115,000,000
Morgan Stanley Bank, N.A.	$ 50,000,000
Morgan Stanley Senior Funding, Inc.	$ 65,000,000
TOTAL:	$1,000,000,000

B.           Class B Term Loan Commitments

Term Lender	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$ 900,000,000

TOTAL:	$ 900,000,000

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ANNEX B
to Credit and Guaranty Agreement

LIST OF AIRCRAFT APPRAISERS

Aviation Specialists Group, Inc.
IBA Group Ltd
ICF SH&E, Inc.
Morten, Beyer and Agnew

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EXHIBIT A
to Credit and Guaranty Agreement

FORM OF SLOT AND GATE SECURITY AGREEMENT

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EXHIBIT B
to Credit and Guaranty Agreement

FORM OF INSTRUMENT OF ASSUMPTION AND JOINDER

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EXHIBIT C
to Credit and Guaranty Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

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EXHIBIT D
to Credit and Guaranty Agreement

FORM OF LOAN REQUEST

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EXHIBIT E
to Credit and Guaranty Agreement

FORM OF SRG SECURITY AGREEMENT

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EXHIBIT F
to Credit and Guaranty Agreement

FORM OF CHASE INTERCREDITOR AGREEMENT

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SCHEDULE 3.06
to Credit and Guaranty Agreement

SUBSIDIARIES

OF

UNITED CONTINENTAL HOLDINGS, INC.

	Jurisdiction of Incorporation	Ownership (directly or indirectly by Parent)

Air Wis Services, Inc.	Wisconsin	100%
Continental Airlines, Inc.	Delaware	100%
Four Star Insurance Company, Ltd.	Bermuda	100%
UAL Benefits Management, Inc.	Delaware	100%
United Air Lines, Inc.	Delaware	100%

Air Wisconsin, Inc.	Wisconsin	100%

Domicile Management Services, Inc.	Delaware	100%

Air Micronesia, Inc.	Delaware	100%
CALFINCO Inc.	Delaware	100%
Century Casualty Company	Vermont	100%
Continental Airlines Domain Name Limited	England	100%
Continental Airlines Finance Trust II	Delaware	100%
Continental Airlines Fuel Purchasing Group, LLC	Delaware	100%
Continental Airlines, Inc. Supplemental Retirement
Plan for Pilots Trust	Delaware	100%
Continental Airlines Purchasing Holdings LLC	Delaware	100%
Presidents Club of Guam, Inc.	Delaware	100%
Continental Express, Inc.	Delaware	100%

CAL Cargo, S.A. de C.V.	Mexico	100%

Continental Airlines de Mexico, S.A.	Mexico	99.96%

Continental Micronesia, Inc.	Delaware	100%

Continental Airlines Purchasing Services LLC	Delaware	100%

Covia LLC	Delaware	100%
Mileage Plus Holdings, LLC	Delaware	100%
United Aviation Fuels Corporation	Delaware	100%
United Cogen, Inc.	Delaware	100%
United Vacations, Inc.	Delaware	100%

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Galileo Japan Partnership	Japan	56%

MPH I, Inc.	Delaware	100%
Mileage Plus, Inc.	Delaware	100%

Mileage Plus Marketing, Inc.	Delaware	100%